Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

VARIAN, INC.

As Seller

AND

JABIL CIRCUIT, INC.

As Buyer

Dated as of February 4, 2005

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TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

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EXHIBITS

Exhibit A	Supply Agreement
Exhibit B	Transition Services Agreement
Exhibit C-1	Form of Lease Assignment (Rocklin)
Exhibit C-2	Form of Lease Assignment (Poway)
Exhibit D	Form of Assignment and Bill of Sale
Exhibit E	Form of Assumption Agreement
Exhibit F	Form of Special Warranty Deed
Exhibit G-1	Form of Seller Legal Opinion
Exhibit G-2	Form of Buyer Legal Opinion

SCHEDULES

Schedule I	Base Working Capital
Schedule 1.14	Business Contracts
Schedule 1.19(a)	Business License Agreements
Schedule 1.19(b)	Business License Agreements
Schedule 1.65	Knowledge of Seller
Schedule 1.69	Leased Equipment
Schedule 1.73	Management Employees
Schedule 1.74	Management Retention Agreements
Schedule 1.77	Non-Assignable Agreements
Schedule 1.86(i)	Contested Liens
Schedule 1.86(vii)	Permitted Encumbrances
Schedule 1.93	Principal Equipment
Schedule 1.101	Receivables
Schedule 2.3(k)	Excluded Assets
Schedule 2.4(b)	Assumed Liabilities – Business Plans
Schedule 2.16	Excess and Obsolete Inventory Principles and Methodologies
Schedule 3.6	Consignment Inventory
Schedule 3.7(a)	Absence of Changes – Business Employees
Schedule 5.3	Operation of Business
Schedule 5.8(c)(ii)(1)	Employees, Compensation and Benefits
Schedule 5.8(c)(ii)(2)	Definition of Cause
Schedule 5.9	Seller Marks
Schedule 5.10	Proprietary Software

-iv-

STRICTLY CONFIDENTIAL

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”) entered into as of February 4, 2005 by and between Jabil Circuit, Inc., a Delaware corporation (the “Buyer”) and Varian, Inc., a Delaware corporation (“Seller”). Buyer and Seller are referred to individually as a “Party” and collectively herein as the “Parties.”

RECITALS

A. Seller is, among other things, engaged in the business of providing contract electronics manufacturing services, including related design support, customized manufacturing, and post-manufacturing services, through its Electronics Manufacturing segment (such business and operations as presently conducted by Seller being referred to herein as the “Business”).

B. The Business is comprised of certain assets and liabilities currently owned or used by Seller.

C. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, the Business Assets (as hereinafter defined), and Buyer is willing to assume, the Assumed Liabilities (as hereinafter defined), in each case as more fully described and upon the terms and subject to the conditions set forth herein.

D. In connection with the transactions contemplated by this Agreement, Seller and Buyer shall enter into (i) a Supply Agreement in the form attached hereto as Exhibit A (the “Supply Agreement”), and (ii) a Transition Services Agreement in the form attached hereto as Exhibit B (the “Transition Services Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Accrued Liabilities” means all amounts payable to trade creditors not included in Payables and all other current liabilities (including, but not limited to, warranty liabilities) to the extent relating to or arising from the conduct or operations of the Business that are reflected on the Balance Sheet and such amounts payable and other current liabilities incurred on or after the Balance Sheet Date in the Ordinary Course of Business, in each case to the extent such amounts payable and other current liabilities remain outstanding as of the Closing.

1.2 “Acquisition Proposal” shall have the meaning ascribed to such term in Section 5.7.

1.3 “affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

1.4 “Agreement” shall have the meaning ascribed to such term in the Preamble.

1.5 “Ancillary Agreements” means the Supply Agreement and the Transition Services Agreement.

1.6 “Asset Acquisition Statement” shall have the meaning ascribed to such term in Section 2.10.

1.7 “Assumed Liabilities” shall have the meaning ascribed to such term in Section 2.4.

1.8 “Balance Sheet” shall have the meaning ascribed to such term in Section 3.4.

1.9 “Balance Sheet Date” shall have the meaning ascribed to such term in Section 3.4.

1.10 “Base Working Capital” shall have the meaning ascribed to such term in Section 2.9.

1.11 “Bonus Plan” shall have the meaning ascribed to such term in Section 5.8(c)(iii).

1.12 “Business” shall have the meaning ascribed to such term in paragraph A of the Recitals.

1.13 “Business Assets” shall have the meaning ascribed to such term in Section 2.2.

1.14 “Business Contracts” means all contracts, agreements, leases, subleases, supply contracts, purchase orders, sales orders and other instruments primarily used or held for use in the operation or conduct of the Business and to which Seller is a party or by which the Business Assets are otherwise bound, including without limitation the Leases, the Business License Agreements and the contracts identified on Schedule 1.14.

1.15 “business day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of California or any other day on which banking institutions are not required to be open in the State of California.

1.16 “Business Disclosure Schedule” shall have the meaning ascribed to such term in Article III.

1.17 “Business Employees” shall have the meaning ascribed to such term in Section 3.7(a).

1.18 “Business Intellectual Property” shall have the meaning ascribed to such term in Section 3.13(a).

1.19 “Business License Agreements” means all licenses and other contracts to which Seller is a Party and under which Seller has the right to use any Intellectual Property of a third party to the extent used or held for use at the Premises in the operation or conduct of the Business, but (a) including those licenses and contracts listed on Schedule 1.19(a), and (b) excluding those licenses and contracts listed on Schedule 1.19(b).

1.20 “Business-Owned Intellectual Property” means the Intellectual Property owned by Seller and primarily used or held for use in the operation or conduct of the Business, including without limitation, the Proprietary Software.

1.21 “Business Plans” shall have the meaning ascribed to such term in Section 3.18(b).

1.22 “Business Records” means all books, records, ledgers and files or other similar information of Seller exclusively used or held for use in the operation or conduct of the Business, including price lists, customer lists, vendor lists, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, research materials and product testing reports required by any Governmental Entity, but excluding any such items to the extent any applicable Law prohibits their transfer.

1.23 “Buyer” shall have the meaning ascribed to such term in the Preamble.

1.24 “Buyer Certificate” shall have the meaning ascribed to such term in Section 6.3(c).

1.25 “Buyer Closing Deliverables” shall have the meaning ascribed to such term in Section 2.8.

1.26 “Buyer Material Adverse Effect” shall have the meaning ascribed to such term in Section 4.3.

1.27 “Buyer Representatives” shall have the meaning ascribed to such term in Section 4.6.

1.28 “Buyer Tax Returns” shall have the meaning ascribed to such term in Section 5.5(a).

1.29 “CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. as amended from time to time.

1.30 “Claim” shall have the meaning ascribed to such term in Section 7.3(a).

1.31 “Closing” shall have the meaning ascribed to such term in Section 2.6.

1.32 “Closing Date” shall have the meaning ascribed to such term in Section 2.6.

1.33 “Closing Working Capital Statement” shall have the meaning ascribed to such term in Section 2.9(a).

1.34 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

1.35 “Code” means the Internal Revenue Code of 1986, as amended.

1.36 “Consignment Inventory” means any inventory owned by customers of the Business (including Seller and its affiliates) and held by Seller on consignment for use in the operation or conduct of the Business and located on the Premises.

1.37 “Confidentiality Agreement” shall have the meaning ascribed to such term in Section 5.6.

1.38 “Customer Business Equipment” means all testing equipment and tooling located on the Premises and (a) owned by third party customers of the Business but used by Seller in the Business for purposes of satisfying performance obligations to such customers under the Business Contracts, and (b) owned by Seller but used by Seller in the Business solely for purposes of manufacturing products for Seller’s businesses other than the Business.

1.39 “Current Assets” shall have the meaning ascribed to such term in Section 2.9.

1.40 “Current Liabilities” shall have the meaning ascribed to such term in Section 2.9.

1.41 “Deductible Amount” shall have the meaning ascribed to such term in Section 7.3(a).

1.42 “Disputed Claim” shall have the meaning ascribed to such term in Section 9.9.

1.43 “Encumbrance” means any material lien, encumbrance, mortgage, pledge, easement or other similar restriction affecting the Business Assets, other than Permitted Encumbrances.

1.44 “End Date” shall have the meaning ascribed to such term in Section 7.1.

1.45 “Environmental Law” shall have the meaning ascribed to such term in Section 3.19(g).

1.46 “Environmental Liabilities” means all obligations and liabilities, whether known or unknown, absolute or contingent, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including all obligations and liabilities related to Remedial Actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the ownership or operation of the Business, the Business Assets, the Owned Real Property or the properties subject to the Leases, or any other real properties, assets, equipment or facilities included within the Business Assets, by Seller or any of its predecessors or Affiliates; (ii) the environmental conditions existing on the Closing Date on, under, above or about any Owned Real Property or properties subject to the Leases or any other real properties, assets, equipment or facilities included in the Business Assets; and (iii) expenditures necessary to cause any Owned Real Property or properties subject to the Leases or any other real properties, assets, equipment or facilities included in the Business Assets, to be in compliance with any and all requirements of Environmental Laws as of the Closing Date, excluding, however, in all cases, the Superfund Liabilities.

1.47 “ERISA” shall have the meaning ascribed to such term in Section 3.18(b).

1.48 “ERISA Affiliate” shall have the meaning ascribed to such term in Section 3.18(b).

1.49 “Exacerbation” means any exacerbation, aggravation or worsening of any Hazardous Materials conditions in, on, under or about any property that is caused on or after the Closing Date by Seller or its affiliates, agents or invitees, and additionally with respect to the Owned Real Property, by any future owner of the Owned Real Property, to such an extent that either: (i) a Remedial Action that was not previously required becomes necessary, or (ii) Buyer otherwise incurs additional cost or liability that would not have arisen but for such exacerbation, aggravation or worsening.

1.50 “Excluded Assets” shall have the meaning ascribed to such term in Section 2.3.

1.51 “Excluded Equipment” means all (i) servers and other IT hardware located at Seller’s Palo Alto Facility and (ii) the Customer Business Equipment.

1.52 “Excluded Intellectual Property” means the Seller Marks, and all nonexclusive rights of Seller in the Proprietary Software retained pursuant to Section 5.10 and the Seller-Retained Intellectual Property, and any Intellectual Property contained in any current or former product manufactured by the Business for the Seller.

1.53 “Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.5.

1.54 “Financial Statements” shall have the meaning ascribed to such term in Section 3.4.

1.55 “Fixtures and Supplies” means all furniture, furnishings and other tangible personal property (including desks, tables, chairs, file cabinets and other storage devices and office supplies) used or held for use in the operation or conduct of the Business and located on the Premises.

1.56 “GAAP” shall have the meaning ascribed to such term in Section 3.4.

1.57 “Governmental Entity” shall have the meaning ascribed to such term in Section 3.3.

1.58 “Hart-Scott-Rodino Act” shall have the meaning ascribed to such term in Section 3.3.

1.59 “Hazardous Materials” shall have the meaning ascribed to such term in Section 3.19(g).

1.60 “Indemnified Party” shall have the meaning ascribed to such term in Section 7.2(a).

1.61 “Indemnifying Party” shall have the meaning ascribed to such term in Section 7.5(a).

1.62 “Indemnity Cap” shall have the meaning ascribed to such term in Section 7.3(a).

1.63 “Intellectual Property” shall have the meaning ascribed to such term in Section 3.13(a).

1.64 “Inventory” means all inventory, including raw materials, work in process and finished products held for use in the operation or conduct of the Business, and any rights of Seller to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such Inventory, but only to the extent such rights are assignable to Buyer, excluding Consignment Inventory.

1.65 “knowledge of Seller”, or similar references to Seller’s knowledge, means the knowledge of the individuals listed on Schedule 1.65 hereto.

1.66 “Law” means any national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any Governmental Entity.

1.67 “Lease” or “Leases” means (i) that certain lease agreement between Seller (as successor by assignment from Executone Inter-Tel Business Information Systems, Inc., as successor by assignment from Executone Information Systems, Inc., a Virginia corporation), as tenant, and Arden Realty Finance IV, LLC, a Delaware limited liability company (as successor to AEW/LBA Acquisition Co. II, LLC, a California limited liability company), as landlord, dated 1996 (day and month not specified), for the property located at 13550 Stowe Drive, Poway, California 92064, and (ii) that certain lease agreement between Seller (as successor by assignment from Jones Futurex LLC, a Colorado limited liability company), as tenant, and Gregory M. Tcherkoyan and Seta M. Tcherkoyan, as Trustees of the Tcherkoyan Family Trust of January 1, 1982 (as successor to Stanford Ranch Buildings, a California limited partnership), as landlord, dated April 7, 1992, as amended by that certain First Amendment to Lease dated June 23, 1992, Second Amendment to Lease dated March 11, 1993, Third Amendment to Lease dated April 19, 1993, Fourth Amendment to Lease dated October 26, 1993, Amended and Restated Master Lease dated May 2001, First Amendment to Amended and Restated Master Lease dated March 11, 2002, Second Amendment to Amended and Restated Master Lease dated July 17, 2003 and Third Amendment to the Amended and Restated Master Lease dated October 22, 2004 for the property located at 3715 Atherton Road, Rocklin, California 95765.

1.68 “Lease Assignment” means an assignment agreement and consent with respect to each Lease, in substantially the forms set forth as Exhibit C-1 and Exhibit C-2 (subject, in each case, to such changes as may be mutually agreed to by the Parties).

1.69 “Leased Equipment” means the computers, servers, machinery and equipment and other tangible personal property leased by Seller for use in the operation or conduct of the Business, including without limitation any such tangible personal property for which the underlying aggregate lease amount is in excess of $100,000 as identified on Schedule 1.69.

1.70 “Leased Real Property” shall have the meaning ascribed to such term in Section 3.12(a).

1.71 “Legal Proceeding” shall have the meaning ascribed to such term in Section 3.15.

1.72 “Loss” or “Losses” shall have the meaning ascribed to such term in Section 7.2(a).

1.73 “Management Employee” means each Business Employee listed on Schedule 1.73.

1.74 “Management Retention Agreements” means the agreements listed on Schedule 1.74 hereto entered into between Seller and the Management Employees.

1.75 “Material Adverse Effect on the Business” means any change, effect or circumstance (such item, an “Effect”) that is, or would reasonably be expected to be, materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of the Business; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on the Business: (A) any Effect that is the result of general market or political factors or economic factors affecting the economy as a whole, (B) any Effect that is the result of factors generally affecting the industry or specific markets in which the Business competes, (C) any Effect that is the result of an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, or (D) any Effect arising out of or resulting from actions contemplated by the Parties in connection with this Agreement or that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement (including a loss of customers or employees).

1.76 “Material Business Contract” shall have the meaning ascribed to such term in Section 3.14(a).

1.77 “Non-Assignable Agreements” means the agreements listed on Schedule 1.77 and each Business Contract that is not permitted to be assigned by its terms, for which written consent of the counter party to such Business Contract permitting assignment to Buyer has not been obtained.

1.78 “Non-Assignable Asset” and “Non-Assignable Assets” shall have the meaning ascribed to such terms in Section 2.12(a).

1.79 “Notice of Claim” shall have the meaning ascribed to such term in Section 7.4(a).

1.80 “Objection” shall have the meaning ascribed to such term in Section 7.4(b).

1.81 “Ordinary Course of Business” means the ordinary course of the Business as conducted by Seller, consistent with past practice.

1.82 “Owned Real Property” shall have the meaning ascribed to such term in Section 3.11.

1.83 “Party” and “Parties” shall have the meaning ascribed to such term in the Preamble.

1.84 “Payables” means all accounts payable to trade creditors to the extent relating to or arising from the conduct or operations of the Business and that are reflected on the Balance Sheet and those accounts payable incurred on or after the Balance Sheet Date in the Ordinary Course of Business, in each case to the extent such Payables remain unpaid as of the Closing, excluding intercompany and intracompany payables.

1.85 “Permits” shall have the meaning ascribed to such term in Section 3.22.

1.86 “Permitted Encumbrances” means any (i) lien for Taxes attributable to the Business, assessments and other governmental charges or of landlords, liens of carriers, warehouseman, mechanics and material men incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings (any such contested lien or assessment outstanding as of the date hereof is listed on Schedule 1.86(i)), to the extent the underlying obligation is an Assumed Liability, (ii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iii) purchase money liens to the extent the underlying obligation is an Assumed Liability, (iv) non-exclusive licenses granted by Seller in connection with sales of products of the Business in the Ordinary Course of Business, (v) any Encumbrance or imperfection in title and encroachments that do not materially impair the use or value of the respective underlying asset, (vi) any zoning or similar restrictions imposed by Law against the Real Property, and (vii) any Encumbrance set forth on Schedule 1.86(vii).

1.87 “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, including any Governmental Entity.

1.88 “Plan Award” shall have the meaning ascribed to such term in Section 5.8(c)(iii).

1.89 “Post-Closing Period” means any taxable period or portion of a period that begins after the Closing Date.

1.90 “Pre-Closing Period” means any taxable period or portion of a period that begins on or before the Closing Date and ends on the Closing Date.

1.91 “Premises” means the facilities located at (i) 615 South River Road, Tempe, Arizona 85281, (ii) 13550 Stowe Drive, Poway, California 92064 and (iii) 3715 Atherton Road, Rocklin, California 95765.

1.92 “Product Certificate” shall have the meaning ascribed to such term in Section 7.6.

1.93 “Principal Equipment” means the capital equipment set forth on Schedule 1.93 and all other computers, servers, machinery and equipment (including any related spare parts, dies, molds, tools, and tooling) and other similar items located on the Premises and used or held for use by Seller in the operation or conduct of the Business.

1.94 “Product Losses” shall have the meaning ascribed to such term in Section 7.6.

1.95 “Product Warranties and Liabilities” means (i) any product warranty obligations or liabilities arising prior to the Closing under the Business Contracts, including product warranty obligations or liabilities relating to the replacement or repair of products manufactured, sold or delivered by Seller prior to the Closing in connection with the Business, and (ii) any liability arising out of a defect in any product manufactured, sold or delivered by Seller prior to the Closing in connection with the Business.

1.96 “Proprietary Software” shall have the meaning ascribed to such term in Section 5.10.

1.97 “Purchase Price” shall have the meaning ascribed to such term in Section 2.1.

1.98 “Qualified Loss” shall have the meaning ascribed to such term in Section 7.3(a).

1.99 “Software” shall have the meaning ascribed to such term in Section 3.13(a).

1.100 “Real Property” shall have the meaning ascribed to such term in Section 3.12.

1.101 “Receivables” means all trade accounts receivable and other rights to payment from customers of Seller to the extent primarily relating to or from the conduct or operations of the Business that are reflected on the Balance Sheet, including without limitation those items identified on Schedule 1.101 and those accounts receivable arising on or after the Balance Sheet Date, in each case, (i) in respect of goods shipped or products sold or services rendered on behalf of the Business, and any claim, remedy or other right related thereto, (ii) to the extent not paid to or collected by Seller prior to the Closing Date in the Ordinary Course of Business, and (iii) excluding intercompany and intracompany receivables.

1.102 “Remedial Action” means all actions required to (i) clean up, remove, treat or in any other way remediate any Hazardous Materials; (ii) prevent the release of Hazardous Materials so that they do not migrate or endanger or threaten to migrate or endanger public health, safety or welfare or the environment; or (iii) perform studies, investigations, assessments and monitoring related to any such Hazardous Materials.

1.103 “Remediation” or “Remediate” shall mean without limitation, investigation, removal remediation, abatement, neutralization, cleanup, disposal, implementation of institutional or engineering controls, and monitoring.

1.104 “Rules” shall have the meaning ascribed to such term in Section 7.10.

1.105 “Seller” shall have the meaning ascribed to such term in the Preamble.

1.106 “Seller Certificate” shall have the meaning ascribed to such term in Section 6.2(c).

1.107 “Seller Closing Deliverables” shall have the meaning ascribed to such term in Section 2.7.

1.108 “Seller Marks” shall have the meaning ascribed to such term in Section 5.9.

1.109 “Seller Representatives” shall have the meaning ascribed to such term in Section 4.6.

1.110 “Seller-Retained Intellectual Property” means Intellectual Property owned by Seller and used or held for use in the operation or conduct of the Business, other than the Business-Owned Intellectual Property.

1.111 “Seller Tax Returns” shall have the meaning ascribed to such term in Section 5.5(a).

1.112 “Seller Trade Names” shall have the meaning ascribed to such term in Section 5.9.

1.113 “Seller’s Palo Alto Facility” means Seller’s facility located at 3120 Hansen Way Palo Alto, California 94304.

1.114 “Soil and Groundwater Remedial Actions” means all Remedial Actions required of Buyer or its affiliates by any Governmental Entity or by Environmental Law, under any Lease, or as a result of a legally binding judicial or administrative determination in favor of a third party to address Hazardous Materials in the soil or groundwater of any Real Property, including without limitation as a result of any Superfund Liabilities.

1.115 “Special Warranty Deed” means that deed for the Owned Real Property substantially in the form of Exhibit F hereto.

1.116 “Substantially Equivalent Employment” shall have the meaning ascribed to such term in Section 5.8(b).

1.117 “Superfund Liabilities” means all obligations and liabilities, whether known or unknown, absolute or contingent, including all obligations and liabilities related to Remedial Actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of any third-party claim (including a claim of any

Governmental Entity) under CERCLA or under any corresponding state Environmental Law, that Buyer, any Buyer affiliate or any future owner of the Owned Real Property is a potentially responsible party under CERCLA or under any corresponding state Environmental Law, or otherwise liable in any manner as an “owner” or “operator” under CERCLA or under any corresponding state Environmental Law, for any Remedial Action required for the volatile organic compounds of the type discovered as of the Closing Date (such as, for example, Trichloroethylene or Perchloroethylene) at the South Indian Bend Wash Superfund Site in Tempe, Arizona. Superfund Liabilities shall not include the following: (i) any third-party claim for diminution of property value with respect to the Owned Real Property, (ii) any liabilities arising from Voluntary Remedial Actions, (iii) claims arising as a result of a release (as defined by CERCLA) caused by activities on the Owned Real Property after the Closing Date, (iv) liabilities to the extent arising from Exacerbation, and (v) any liabilities arising with respect to the Owned Real Property that would not have arisen but for the change in use of the Owned Real Property from an industrial use to any other use.

1.118 “Supply Agreement” shall have the meaning ascribed to such term in paragraph D of the Recitals above.

1.119 “Tax Returns” means all reports, returns, declarations, statements or other information supplied to a taxing authority in connection with Taxes.

1.120 “Taxes” means all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any liability for the Taxes of another Person.

1.121 “Termination Date” shall have the meaning ascribed to such term in Section 8.1(d).

1.122 “Third-Party Claim” shall have the meaning ascribed to such term in Section 7.5(a).

1.123 “Transaction Materials” shall have the meaning ascribed to such term in Section 5.6.

1.124 “Transfer Taxes” shall have the meaning ascribed to such term in Section 2.14.

1.125 “Transferred Employee” shall have the meaning ascribed to such term in Section 0.

1.126 “Transition Services Agreement” shall have the meaning ascribed to such term in paragraph D of the Recitals.

1.127 “Voluntary Remedial Action” means any Remedial Action undertaken by Buyer, a Buyer affiliate or any agent of such parties that is not: (i) required by a Governmental Entity or Environmental Law, (ii) required by any other third party as a result of a binding judicial or administrative determination, (iii) reasonably required in order to address an imminent and substantial harm or threat of harm to human health or safety or to the environment, (iv) reasonably required to avoid the incurrence of a potentially material liability under Environmental Laws, or (v) to the extent reasonably deemed necessary by Buyer (such as, for example, in conjunction with a financing or a sale of Owned Real Property).

1.128 “Working Capital Amount” shall have the meaning ascribed to such term in Section 2.9.

ARTICLE II

THE TRANSACTION

2.1 The Transaction. On the Closing Date and effective as of the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Business Assets, in exchange for (x) a cash payment to Seller in the amount of $195,000,000 (the “Purchase Price”), subject to adjustment, if any, pursuant to Section 2.9 below, and (y) the assumption by Buyer of the Assumed Liabilities.

2.2 Business Assets. For purposes of this Agreement, the term “Business Assets” means all the assets, properties and rights set forth or described in paragraphs (a) through (k) below (except in each case for the Excluded Assets):

(a) the Owned Real Property;

(b) the Principal Equipment and rights to the Leased Equipment;

(c) the Fixtures and Supplies;

(d) the Inventory;

(e) rights to and under the Business-Owned Intellectual Property;

(f) rights to and under the Business Contracts;

(g) the Business Records;

(h) the Receivables;

(i) rights to and under the Permits, but only to the extent that such Permits are assignable or transferable to Buyer;

(j) all rights, claims and causes of action against third parties primarily relating to the Business Assets; and

(k) all rights of indemnity, warranty rights, rights of contribution, rights to refunds and other rights of recovery primarily relating to the Business Assets.

2.3 Excluded Assets. Notwithstanding anything in Section 2.2 to the contrary, it is hereby expressly acknowledged and agreed that the Business Assets shall not include, and Seller is not selling, conveying, assigning, transferring or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller, any of the rights, properties or assets set forth or described in paragraphs (a) through (k) below (the rights, properties and assets expressly excluded by this Section 2.3 from the Business Assets being referred to herein as the “Excluded Assets”):

(a) all cash, cash equivalents, intercompany and intracompany receivables owed to Seller, bank deposits or similar cash items of Seller whether or not arising from the conduct of the Business (but excluding the Receivables);

(b) all rights to and under insurance policies of Seller, including rights of proceeds thereunder;

(c) all (i) confidential personnel records pertaining to any Business Employee; (ii) all records prepared in connection with the sale of the Business Assets; (iii) other books and records that Seller is required by Law to retain or that Seller determines are necessary or advisable to retain; provided, however, that Buyer shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Business Assets (subject to clause (i)); and (iv) any information management system of Seller other than those primarily used or held for use in the operation or conduct of the Business and residing on computer hardware included as a Business Asset;

(d) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes attributable to the Business, together with any interest due thereon or penalty rebate arising therefrom, the basis of which arises or accrues in any Pre-Closing Period;

(e) rights to and under the Non-Assignable Assets, including the Non-Assignable Agreements;

(f) rights to or under the Excluded Intellectual Property;

(g) the Excluded Equipment;

(h) all rights, claims or causes of action of Seller arising under this Agreement and the Ancillary Agreements;

(i) all other assets, properties, interests and rights of Seller not primarily used or held for use in the conduct or operation of the Business;

(j) all securities, equity or voting interests of Seller in any Person; and

(k) all rights and interests to and under the assets set forth on Schedule 2.3(k).

2.4 Assumed Liabilities. On the Closing Date, Buyer shall execute and deliver to Seller the Assumption Agreement and each Lease Assignment, pursuant to which Buyer shall accept, assume and agree to pay, perform or otherwise discharge the liabilities and obligations of Seller pursuant to and under the Assumed Liabilities. For purposes of this Agreement, the term “Assumed Liabilities” means all liabilities and obligations set forth or described in paragraphs (a) through (h) below:

(a) the accrued paid personal leave (combined vacation and sick leave) of Transferred Employees;

(b) the accrued liabilities and obligations with respect to Transferred Employees arising under the bonus, commission or other compensation plans of Seller identified on Schedule 2.4(b), and as contemplated by Section 5.8(c)(iii), excluding liabilities and obligations arising under the Management Retention Agreements;

(c) all liabilities and obligations under the Business Contracts and the Permits;

(d) all liabilities and obligations arising from or relating to the operation or conduct of the Business in the Ordinary Course of Business;

(e) all Payables;

(f) all Accrued Liabilities;

(g) the Environmental Liabilities; and

(h) all Product Warranties and Liabilities.

provided, however, that notwithstanding the above, the Assumed Liabilities shall not include any Excluded Liabilities.

2.5 Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liabilities or obligations of Seller, whether direct or indirect, known or unknown, absolute or contingent, pursuant to and under the Excluded Liabilities. For purposes of this Agreement, the term “Excluded Liabilities” means all obligations and liabilities set forth or described in paragraphs (a) through (h) below:

(a) all liabilities and obligations with respect to Taxes attributable to Seller’s ownership or operation of the Business Assets for Pre-Closing Periods (except as provided in

Section 2.14) including without limitation all liabilities and obligations of Seller attributable to Pre-Closing Periods and arising out of the property tax examination currently being conducted by San Diego and Placer County, irrespective of whether such Taxes are shown on the Seller Tax Returns or Financial Statements;

(b) all liabilities and obligations under Business Plans, other than the Assumed Liabilities described in Section 2.4(a) and Section 2.4(b) above;

(c) all liabilities and obligations under the Management Retention Agreements;

(d) intercompany and intracompany payables to Seller;

(e) all obligations and liabilities of Seller not arising from the conduct or operation of the Business in the Ordinary Course of Business;

(f) all obligations and liabilities of Seller arising out of or relating to the Lemelson Medical, Education & Research Foundation, LP v. Seller, et al. Legal Proceeding to the extent any such obligations or liabilities are attributable to Seller with respect to pre-Closing periods;

(g) the Superfund Liabilities; and

(h) all obligations and liabilities that are not expressly Assumed Liabilities.

2.6 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Francisco, California, on such mutually agreeable date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions set forth in Article VI hereof (other than those conditions that, by their terms, are not capable of being satisfied or waived until the Closing) (the “Closing Date”).

2.7 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer the following (the “Seller Closing Deliverables”):

(a) a duly executed counterpart of the Supply Agreement in the form attached hereto as Exhibit A;

(b) a duly executed counterpart of the Transition Services Agreement in the form attached hereto as Exhibit B;

(c) a duly executed counterpart of the Lease Assignments in substantially the form attached hereto as Exhibits C-1 and C-2;

(d) a duly executed counterpart of the Assignment and Bill of Sale in the form attached hereto as Exhibit D;

(e) a duly executed counterpart of the Assumption Agreement in the form attached hereto as Exhibit E;

(f) the Seller Certificate;

(g) a certificate of Seller’s non foreign status that complies with the requirements of Section 1445 of the Code, and the Treasury Regulations promulgated thereunder;

(h) the Special Warranty Deed;

(i) a legal opinion from Seller’s counsel in the form attached hereto as Exhibit G-1;

(j) the Consignment Inventory;

(k) the Customer Business Equipment;

(l) all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement and the Ancillary Agreements, and, subject to Section 2.12, all other documents, instruments, declarations, affidavits and writings reasonably requested by Buyer that are reasonably necessary to assign, convey, transfer and deliver to Buyer, good and valid title to the Business Assets; provided, however, that Buyer and Seller shall each pay fifty percent (50%) of all fees for applicable recordations and filings of documents, instruments, declarations, affidavits or other writings necessary to effect any applicable assignments under this Section 2.7(l).

2.8 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller the following (the “Buyer Closing Deliverables”):

(a) the Purchase Price by wire transfer in immediately available funds to an account designated by Seller;

(b) a duly executed counterpart of the Supply Agreement in the form attached hereto as Exhibit A;

(c) a duly executed counterpart of the Transition Services Agreement in the form attached hereto as Exhibit B;

(d) a duly executed counterpart of the Lease Assignments in substantially the form attached hereto as Exhibits C-1 and C-2;

(e) a duly executed counterpart of the Assignment and Bill of Sale in the form attached hereto as Exhibit D;

(f) a duly executed counterpart of the Assumption Agreement in the form attached hereto as Exhibit E;

(g) the Buyer Certificate;

(h) a legal opinion from Buyer’s counsel in the form attached hereto as Exhibit G-2; and

(i) all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement and the Ancillary Agreements, and all other documents, instruments, declarations, affidavits and writings reasonably requested by Seller that are reasonably necessary for Buyer to assume the Assumed Liabilities.

2.9 Post-Closing Adjustment. If the Purchase Price is adjusted as contemplated by this Agreement, the term “Purchase Price” shall mean such adjusted amount, except for purposes of this Section 2.9. For purposes of this Agreement, “Working Capital Amount” means the amount by which Current Assets as of the Closing Date exceeds Current Liabilities as of the Closing Date, in each case as reflected on the Closing Working Capital Statement. For purposes of this Agreement (x) ”Current Assets” means Inventory owned by Seller, Receivables, prepaid expenses and other current assets that are included within the Business Assets, in each case, calculated in accordance with the principles and methodologies used to compute Base Working Capital, (y) ”Current Liabilities” means Payables and Accrued Liabilities, in each case, calculated in accordance with the principles and methodologies used to compute Base Working Capital, and (z) ”Base Working Capital” means $46,000,000, which amount was calculated pursuant to the principles and methodologies set forth on Schedule I hereto.

(a) As promptly as practicable, but no later than forty-five (45) days after the Closing Date, Buyer will cause to be prepared and delivered to Seller a Closing Working Capital Statement. The costs and expenses of preparing the Closing Working Capital Statement shall be paid by Buyer. The “Closing Working Capital Statement” shall present (i) Current Assets as of the Closing Date, and (ii) Current Liabilities as of the Closing Date. The Closing Working Capital Statement shall (x) exclude the Excluded Assets and Excluded Liabilities, and (y) to the extent consistent with the foregoing, be prepared in the format and in accordance with the principles and methodologies used to prepare the Base Working Capital set forth on Schedule I hereto.

(b) The Closing Working Capital Statement shall be final and binding on each of the Parties hereto unless Seller objects and delivers a written notice of disagreement to Buyer within ten (10) business days after the delivery of the Closing Working Capital Statement. Such notice of disagreement shall specify the item or items in dispute and shall state the amount, if any, of any adjustment that Seller believes should be made to the Closing Working Capital Statement.

(c) In the event of a disagreement over the Closing Working Capital Statement, Buyer and Seller shall use commercially reasonable efforts to resolve their dispute, but if a final resolution thereof is not obtained within fifteen (15) business days of delivery of the Seller’s written notice of disagreement, Buyer and Seller shall resolve such dispute by binding arbitration, pursuant to Section 7.10. The determination of the arbitrators shall be final, conclusive and binding on the Parties and shall not be subject to appeal. The Closing Working Capital Statement, if not objected to by Seller pursuant to Section 2.9(a), or, if required, as adjusted by the Parties or by the arbitrators, as applicable, shall be deemed to be the “Closing Working Capital Statement” for all purposes under this Agreement.

(d) Buyer and Seller shall, and shall use commercially reasonable efforts to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Working Capital Statement and in the conduct of the reviews referred to in Section 2.9(b), including making available during normal business hours to the extent reasonably necessary, relevant books, records, work papers and personnel.

(e) If the Base Working Capital exceeds the Working Capital Amount by greater than $500,000, the Purchase Price shall be reduced dollar-for-dollar by the amount by which the Base Working Capital exceeds the Working Capital Amount, with payment of such difference to be made by Seller to Buyer. Alternatively, if the Working Capital Amount exceeds the Base Working Capital by an amount that is greater than $500,000, the Purchase Price shall be increased dollar-for-dollar by the amount by which the Working Capital Amount is greater than the Base Working Capital, with payment of such difference to be made by Buyer to Seller. In the event the Working Capital Amount is within $500,000 of the Base Working Capital, no adjustment to the Purchase Price shall be made. All references to Working Capital Amount in this paragraph shall mean the Working Capital Amount reflected on the Closing Working Capital Statement. Any payment required to be made pursuant to this Section 2.9(e) shall be delivered by Buyer or Seller, as applicable, within five (5) business days after the Closing Working Capital Statement is finalized (including upon resolution by Buyer and Seller of any disagreements or delivery of the determination of the arbitrator, if required, all as contemplated by Section 2.9(c)) by wire transfer in immediately available funds to an account designated by Buyer or Seller, as applicable, (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Buyer or Seller, as the case may be).

(f) Following the Closing, Buyer and Seller shall not take any action with respect to the accounting books and records of the Business on which the Closing Working Capital Statement is to be based that would obstruct or prevent the preparation of the Closing Working Capital Statement or the Working Capital Amount. During the period of time from the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by Section 2.9, each Party shall afford to the other Party and its authorized representatives, including any accountants, counsel or financial advisers retained by such Party in connection with its review or preparation of the Closing Working Capital Statement, or any adjustment to the Purchase Price contemplated by Section 2.9, reasonable access during normal business hours to the books and records of the Business.

2.10 Allocation of Purchase Price. Seller and Buyer recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the “Asset Acquisition Statement”) with their respective federal income tax returns. Accordingly, Seller and Buyer shall, no later than ninety (90) days after the Closing Date, attempt to (i) enter into a Purchase Price allocation agreement providing for the allocation of the Purchase Price among the Business Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder and (ii) cooperate in the preparation of the Asset Acquisition Statement in accordance with clause (i) for timely filing with their respective federal income tax returns. If Seller and Buyer shall have agreed on a Purchase Price allocation and an Asset Acquisition Statement, then Seller and Buyer shall file the Asset Acquisition Statement in the form so agreed and neither Seller nor Buyer shall take a Tax position which is inconsistent with such Purchase Price allocation.

2.11 Further Assurances. On and after the Closing, upon the reasonable request of a Party, the other Party shall prepare, execute and deliver such other and further agreements, instruments, certificates, and other documents, and take, do and perform such other and further actions, as may be reasonably necessary or appropriate in order to effectuate the purposes and intent of this Agreement and to consummate the transactions contemplated hereby. In this regard, Seller and Buyer shall, and shall cause their respective affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to transfer and deliver to Buyer and its affiliates and their successors and assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement, and to assure the assumption by Buyer from Seller and its affiliates and their successors and assigns of the liabilities and obligations intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby (including returning to Seller any asset not contemplated by this Agreement to be a Business Asset, which asset was delivered to Buyer at the Closing).

2.12 Non-Assignable Assets.

(a) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Business Contract, agreement, asset, property or right, including any certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Entity or is cancelable by a third party in the event of an assignment (each a “Non-Assignable Asset” and collectively, the “Non-Assignable Assets”) unless and until such consent shall have been obtained.

(b) Seller shall use commercially reasonable efforts to obtain such consents prior to the Closing; however, Seller shall not be required to pay any fee or make any payment to any third party in order to obtain any such consent, and Buyer understands and agrees that the procurement of any such consent is not a condition to Buyer’s obligation to effect the Closing.

(c) Buyer and Seller shall use their respective commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval, or amendment required to novate all obligations under any and all Business Contracts or other obligations or liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its affiliates so that, in any such case, Buyer and its affiliates shall, effective as of the Closing, be solely responsible for the liabilities and obligations underlying the Assumed Liabilities.

(d) To the extent permitted by applicable Law, in the event that written consents to the assignment thereof cannot be obtained prior to the Closing, such Non-Assignable Assets shall be held, as of and from the Closing Date, by Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller’s name and all benefits and obligations existing thereunder shall be for Buyer’s account. Seller shall take or cause to be taken at Buyer’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration that becomes due and payable under the Non-Assignable Assets, and Seller shall promptly pay over to Buyer all money or other consideration received by it in respect of all Non-Assignable Assets.

(e) As of and from the Closing Date, Seller on behalf of itself and its affiliates authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller or its affiliates under the Non-Assignable Assets.

(f) Notwithstanding anything in this Agreement to the contrary, unless and until any written consent or approval with respect to any Non-Assignable Asset is obtained, such Non-Assignable Asset shall not constitute a Business Asset and any associated liability shall not constitute an Assumed Liability for any purpose under this Agreement, and the failure of any such written consent or approval to be obtained or the failure of any such Non-Assignable Asset to constitute a Business Asset or any circumstances resulting therefrom shall not constitute a Material Adverse Effect on the Business or a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement.

(g) Following the Closing, Buyer and Seller shall use their respective commercially reasonable efforts to obtain, or to cause to be obtained, (i) any remaining consents necessary to assign to Buyer any Non-Assignable Assets, and (ii) any remaining consent, substitution, approval, or amendment required to novate all Assumed Liabilities underlying such Non-Assignable Assets, or to obtain in writing the unconditional release of Seller and its affiliates so that, in any such case, Buyer and its affiliates shall be solely responsible for such Assumed Liabilities.

(h) Within 30 days after the Closing, Buyer shall complete an internal audit to determine any infringing uses of Software by Seller in the operation of the Business at the Premises as of the date hereof. To the extent any such infringing uses are determined by such audit, Seller shall promptly provide such necessary licenses for such Software at Seller’s expense. In the event that Seller disputes the results of Buyer’s internal audit, Seller and Buyer shall promptly engage an independent third party to resolve any disputes, and the expenses of such third party shall be split evenly by Buyer and Seller.

(i) Seller shall use commercially reasonable efforts to assist and cooperate with Buyer in obtaining any required consents to assign Business License Agreements. In particular, on or before the date that occurs two (2) days following the Closing, Seller shall prepare and send out letters requesting such required consents. Seller shall bear the expense of requesting such consents.

2.13 Bulk Sales Law. Buyer hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Business Assets to Buyer.

2.14 Sales and Transfer Taxes. Buyer and Seller shall each pay fifty percent (50%) of all applicable sales and transfer Taxes (or any similar Taxes) and all recording and filing fees that may be imposed, assessed or payable by reason of the operation or as a result of this Agreement including the sales, transfers, leases, rentals, licenses, and assignments contemplated hereby, but shall not pay Seller’s net income and capital gains taxes or franchise or other taxes based on Seller’s net income, gross receipts or profits (or other similar Taxes) (“Transfer Taxes”). Buyer and Seller shall use commercially reasonable efforts, to the extent permitted by Law, to reduce any applicable Transfer Taxes. Such cooperation shall include (i) the delivery of appropriate resale certificates by Buyer, (ii) the Parties obtaining applicable exemption certificates, and (iii) Seller transferring certain Intellectual Property to Buyer by remote electronic transmission or other reasonable means of transferring Business Intellectual Property capable of being so transferred in other than tangible form.

2.15 Intercompany Accounts. Immediately prior to the Closing, Seller will cancel all of its intercompany payables to the Business arising on or prior to the Closing Date. Immediately prior to the Closing, Seller will cancel all intercompany receivables of the Business owed to Seller, and Buyer shall not have any responsibility for payment of such liabilities. In no event shall this provision affect any of the Parties’ rights, duties and obligations in, to and under any of the Ancillary Agreements.

2.16 Excess and Obsolete Inventory. To the extent Buyer determines it is necessary under its then existing accounting policies to, on or prior to August 31, 2005, write-off any Inventory included within the Business Assets and identified as potentially excess and obsolete based on a schedule to be delivered by Buyer to Seller within three (3) business days following the Closing Date (identifying the excess and obsolete Inventory included within the Business Assets as of the Closing Date) prepared based on the practices, principles and methodologies used by Seller to prepare Schedule 2.16 attached hereto, Buyer shall deliver to Seller a certificate signed by a duly authorized officer of Buyer: (i) setting forth the amount of the specific Inventory determined necessary to be written-off in accordance with Buyer’s then existing accounting policies (the “E&O Losses”), and (ii) certifying that all such Inventory has been disposed of and will not be used for any purpose, or sold or otherwise distributed for consideration, by or on behalf of Buyer or any of its affiliates (the “E&O Certificate”). In the event Seller does not object to all or any portion of the E&O Losses set forth on the E&O Certificate, Seller shall promptly pay Buyer an amount equal to fifty percent (50%) of the amount by which the E&O Losses exceed (x) the aggregate amount of excess and obsolete inventory reserves as of the Closing Date and set forth on the Closing Working Capital Statement (“E&O Reserves”) and (y) to the extent that the E&O Losses relate to Inventory identified to a customer from whom cash deposits have been collected and are recorded by the Seller on the Closing Date, such cash deposit amount on the Closing Date. In the event Seller objects to all or any portion of the E&O Losses set forth in the E&O Certificate within thirty (30) days of its receipt of the E&O Certificate, the Parties shall use good faith efforts to resolve the dispute; provided, however, notwithstanding the existence of any dispute, Seller shall promptly pay to Buyer any undisputed amounts payable pursuant to this Section 2.16. If within thirty (30) days of Seller’s objection to all or any portion of the E&O Losses set forth on the E&O Certificate, the Parties are unable to resolve the dispute, the dispute shall be resolved exclusively by binding arbitration pursuant to Section 7.10.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof, except as set forth in the Business Disclosure Schedule provided by Seller to Buyer on the date hereof (the “Business Disclosure Schedule”) (as to which Buyer acknowledges and agrees that any matter disclosed pursuant to a section, subsection, paragraph or subparagraph of the Business Disclosure Schedule shall be deemed disclosed for all other purposes of the Business Disclosure Schedule as and to the extent the content or context of such disclosure makes it readily apparent on the face of the disclosure that such disclosure is applicable to such other section, subsection, paragraph or subparagraph of the Business Disclosure Schedule), the following:

3.1 Organization, Qualification and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to carry on the Business and to own and use the Business Assets. Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it in the conduct of the Business makes such qualification or licensing necessary.

3.2 Authorization of Transaction. Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies.

3.3 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), and any foreign antitrust filing requirements, neither the execution and delivery by Seller of this Agreement or the Ancillary Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Seller, (b) require on the part of Seller any material filing with, or any material permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a

“Governmental Entity”), (c) conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of any material obligations under, create in any party the right to terminate, materially modify any provision or cancel, or require any notice, consent or waiver under, any material Permit, or any Material Business Contract listed or required to be listed in Section 3.14 of the Business Disclosure Schedule, (d) result in the imposition of any Encumbrance upon any of the Business Assets, or (e) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to any of the Business Assets.

3.4 Balance Sheet.

(a) Section 3.4(a) of the Business Disclosure Schedule sets forth an audited balance sheet (the “Balance Sheet”) of the Business at October 1, 2004 (the “Balance Sheet Date”) and the related audited statement of operations of the Business for the fiscal year ended October 1, 2004 (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with United States Generally Accepted Accounting Principles, applied on a consistent basis throughout the periods covered thereby (“GAAP”), and fairly present in all material respects the financial condition of the Business as of the dates and during the periods indicated therein (except that the footnotes to the Financial Statements do not include disclosure regarding the Business Employees’ participation in the Seller Omnibus Stock Plan and Employee Stock Purchase Plan).

(b) Section 3.4(b) of the Business Disclosure Schedule sets forth an unaudited segment balance sheet of the Business at December 31, 2004, and the related unaudited segment statement of operations of the Business for the three month period ended December 31, 2004 (collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements were prepared in accordance with GAAP, and fairly present in all materials respects the financial condition of the Business as of the dates and during the periods indicated therein (subject to normal, year-end audit adjustments and the absence of footnote disclosure and other presentation items that may be required by GAAP, and except for any adjustments required to produce the Financial Statements).

3.5 Receivables. All Receivables reflected on the Balance Sheet arose from, and such Receivables since the Balance Sheet Date arose from, goods shipped or products sold or services rendered by Seller on behalf of the Business, in the Ordinary Course of Business, are current and, to Seller’s knowledge, collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Balance Sheet, and no such Receivable is subject to any counterclaim or set-off, except for counterclaims or set-offs the Ordinary Course of Business, in each case, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.

3.6 Inventory. Except to the extent, if any, reserved for or offset for customer cash deposits, on the Balance Sheet, all inventory reflected on the Balance Sheet (i) consists of items of a quantity and quality historically usable and saleable in the Ordinary Course of Business, except for excess and obsolete items that (x) have been written down to estimated net realizable value in accordance with GAAP or (y) a third party is contractually obligated to purchase, (ii) is located at the Premises, (iii) has not been consigned to any Person and (iv) conforms to warranties offered by suppliers of the Business. Section 3.6 of the Business Disclosure Schedule sets forth a list of the Consignment Inventory as of February 3, 2005.

3.7 Absence of Changes. Since the Balance Sheet Date, Seller has not taken any of the following actions with respect to the Business:

(a) adopted any employment or severance agreement (excluding offer letters for at-will employment) for the benefit of employees of Seller whose duties primarily relate to the Business and are performed at the Premises (together with the employees of Seller listed on Section 3.7(a) of the Business Disclosure Schedule, the “Business Employees”), materially increased the compensation or fringe benefits of, or materially modified the employment terms of any Business Employee, or paid any benefit not required by the terms in effect on the Balance Sheet Date of any existing Business Plan or other employee benefit plan, program or policy or employment agreement;

(b) sold, leased, licensed or disposed of any assets material to the Business, other than in the Ordinary Course of Business;

(c) acquired any material asset that would constitute a Business Asset, except in the Ordinary Course of Business;

(d) licensed any Business-Owned Intellectual Property to any third party except for non-exclusive, end-user licenses granted to customers in the Ordinary Course of Business;

(e) incurred or assumed any material liabilities or obligations that would constitute an Assumed Liability, except in the Ordinary Course of Business;

(f) mortgaged or pledged or subjected any assets material to the Business to an Encumbrance, other than in the Ordinary Course of Business;

(g) changed in any material respect the accounting methods, principles or practices of the Business, except insofar as may be required by a change in GAAP or to comply with Seller’s accounting principles or policies;

(h) terminated (except pursuant to its terms), or materially modified or amended any Material Business Contract, except in the Ordinary Course of Business;

(i) canceled or compromised any material debt or claim or waived or released any material rights of the Business, other than debts, claims or rights that are not Business Assets; or

(j) agreed to take any of the foregoing actions.

3.8 No Undisclosed Liabilities. Seller has no liabilities that would be deemed to be Assumed Liabilities pursuant to Section 2.4(d), other than (i) to the extent reflected or reserved in the Closing Working Capital Statement and (ii) those liabilities disclosed in the Business Disclosure Schedule.

3.9 Title to and Condition of Tangible Assets. Seller has, and as of immediately prior to the Closing will have, good and valid title to all tangible personal property, including equipment, included in the Business Assets (other than the Leased Equipment), free and clear of any Encumbrance. Seller has, and as of immediately prior to the Closing will have, a valid and binding leasehold interest in the Leased Equipment. Each item of tangible personal property included in the Business Assets, and the buildings, improvements, machinery and equipment on the Real Property necessary to the conduct of the Business, has been maintained in accordance with normal industry practice, is in reasonable operating condition in light of its age and is suitable for the purposes for which it presently is used.

3.10 Sufficiency of Assets. Except for (i) the Excluded Assets, (ii) any assets, personnel or rights used to provide services under the Transition Services Agreement, and (iii) any general corporate or administrative services provided to the Business by Seller, the Business Assets and the Business Employees include all tangible assets, personnel and rights that are primarily used or held for use by Seller in the operation or conduct of the Business, and are sufficient for the conduct of the Business by Buyer immediately following the Closing in substantially the same manner as presently conducted by Seller.

3.11 Owned Real Property. Section 3.11 of the Business Disclosure Schedule lists all real property primarily used for the conduct and operations of the Business and owned by the Seller (the “Owned Real Property”). Seller holds fee simple title to the real property disclosed on Section 3.11 of the Business Disclosure Schedule and any buildings, improvements and fixtures forming a part thereof, free and clear of any Encumbrance.

3.12 Real Property Leases and Other Real Estate Matters.

(a) Section 3.12 of the Business Disclosure Schedule lists all real property leased or subleased to Seller and used primarily in the conduct or operations of the Business (the “Leased Real Property”, and together with Owned Real Property, the “Real Property”).

(b) Seller has peaceful possession of the premises under the Leases.

(c) To the knowledge of Seller: (i) all buildings, improvements, machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted, and all that are part of or located on the Real Property are in compliance in all material respects with all applicable Laws, (ii) there are no structural defects in the Owned Real Property that have not been disclosed to Buyer.

(d) No notice has been given to Seller by any insurance company with respect to any portion of the improvements located on any of the Real Property or any board of fire underwriters or any other body exercising similar functions requesting the performance of any material repair, alteration, or other work that has not been complied with in all material respects.

(e) Seller has not received written notice of or been served with any pending or threatened litigation, condemnation, or sale in lieu thereof with respect to any portion of the Real Property relating to or arising out of the ownership of the Owned Real Property by any governmental instrumentality. No exemption from full taxation of any portion of the Owned Real Property has been claimed within the previous five (5) years by Seller. Seller has no knowledge of any judicial or administrative action or any action by adjacent landowners that would have a material adverse effect upon the Owned Real Property or its value.

(f) All utilities are installed and operating and all installation and connection charges have been paid in full. To the Seller’s knowledge, there are no facts or circumstances presently existing that would be reasonably likely to result in termination or material reduction of access from the Owned Real Property to roads connected to the Owned Real Property.

(g) Except where the failure of the following to be true would not materially impair the current use or operation of the Owned Real Property and would not be reasonably likely to result in a material liability of Buyer or the owner of the Owned Real Property to any property owner adjacent to the Owned Real Property, the legal descriptions for the Owned Real Property contained in the deeds or leases thereof describe such parcels fully and adequately, the improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming structure” or similar classifications), and do not encroach on any easement that may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained.

(h) There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property.

(i) There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(j) There are no parties (other than Seller) in possession of the Real Property.

3.13 Intellectual Property.

(a) To the knowledge of Seller, Seller owns or has the right to use all Intellectual Property necessary for and actually used in the operation of the Business (the “Business Intellectual Property”), and has the necessary rights to transfer all its interests in the Business-Owned Intellectual Property to Buyer and to transfer its interests in the Business License Agreements. Seller owns or has the right to use all software necessary for and actually used in the operation of the Business as of the date hereof for: (i) shop floor control, (ii) enterprise resource planning, (iii) production, (iv) design, (v) supply chain management, (vi) inventory, and (vii) desktop and server software, excluding, in each case, the software licensed to Seller pursuant to Licenses set forth on

Schedule 1.19(b) (“Software”) and has the necessary rights to transfer all its interests in such Software to Buyer. Seller has taken commercially reasonable measures to protect the proprietary nature of each item of Business Intellectual Property. To the knowledge of Seller, no other person or entity is infringing, violating or misappropriating any of the Business Intellectual Property. Seller has made available to Buyer copies of all written documentation in Seller’s possession relating to claims or disputes known to Seller concerning any item of Business Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all (i) patentable inventions, patents and patent applications, (ii) any work of authorship, regardless of copyrightability, but including copyrights and registrations thereof and any moral rights recognized by law, (iii) software (including but not limited to source and executable, firmware and software, whether for a computer, controller or other processor), data and documentation, (iv) trade secrets and confidential business information, including but not limited to any idea, design, concept, technique, invention, discovery or improvement, whether patentable or unpatentable and whether or not reduced to practice, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vi) other proprietary rights relating to any of the foregoing. Section 3.13(a) of the Business Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor owned by Seller and used or held for use for the conduct or operations of the Business.

(b) To the knowledge of Seller, (i) none of the activities or operations of the Business infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person, (ii) Seller has not received written notice from any Person (x) claiming or alleging that the activities or operations of the Business do or may infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of such Person, or (y) claiming or alleging that a license under such Person’s Intellectual Property is required for activities or operations of the Business. Seller’s use of the Software does not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any Person.

3.14 Contracts.

(a) The Business Contracts set forth on Section 3.14(a) of the Business Disclosure Schedule represent, as of the date of this Agreement, the following contracts and agreements to which Seller is a party or to which any of the Business Assets are bound, that solely relate to the conduct or operations of the Business (each a “Material Business Contract”):

(i) any contract for the lease of (x) personal property to a third party providing for lease payments in excess of $250,000 per annum, (y) personal property from a third party providing for lease payments in excess of $250,000 per annum, or (z) real property, including subleases of any Real Property;

(ii) any contract or contracts for the procurement of products, inventory or supplies, or for the receipt of services, which requires payment by Seller to any single supplier of more than $500,000 annually;

(iii) any contract for the sale of products, inventory or supplies, or for the furnishing of services, which requires payment to Seller of more than $1,000,000 annually for any single contract;

(iv) any contract establishing a partnership or joint venture;

(v) any contract under which Seller has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money (or capitalized lease obligations) involving more than $250,000 or under which it has imposed (or may impose) an Encumbrance on any of the Business Assets;

(vi) any material contract with a Governmental Entity or any material subcontract to perform directly or indirectly under a prime contract with a Governmental Entity;

(vii) any material contract under which Seller is restricted from selling, licensing or otherwise distributing any of the technology or products of the Business to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any market segment;

(viii) other than this Agreement, any contract for the acquisition of any material assets that would be considered Business Assets or disposition of material assets of the Business, other than in the Ordinary Course of Business; and

(ix) any other contract that is material to the conduct or operations of the Business.

(b) Seller has made available to Buyer a complete and accurate copy of each Business Contract listed in Section 3.14(a) of the Business Disclosure Schedule. With respect to each Business Contract so listed: (i) the contract is, as of the date hereof, legal, valid, binding and enforceable against Seller and in full force and effect, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies; and (ii) neither Seller nor, to the knowledge of Seller, any other party thereto, is, as of the date hereof, in material breach or violation of, or default under, any such Business Contract.

3.15 Litigation. There is no injunction, judgment, order, decree, ruling, charge, action, suit, proceeding, claim, arbitration or to the knowledge of Seller, investigation, before any Governmental Entity (a “Legal Proceeding”) which is pending and, to the knowledge of Seller, there is no material Legal Proceeding threatened against Seller in connection with the Business. Seller has not received written notice of any overt threat by any third party of the intent to file an action or claim, or initiate a proceeding or arbitration, which would be a material Legal Proceeding with respect to the Business.

3.16 Certain Relationships with Seller. To Seller’s knowledge, no officer or director of Seller or its subsidiaries possesses, directly or indirectly, any material financial interest in any Person with any contractual or business relationship with Seller in connection with the Business; provided, however, that ownership of one percent (1%) or less of any class of securities of any Person with an interest in the Business shall not be deemed to be a material financial interest for purposes of this Section 3.16.

3.17 Taxes.

(a) To the extent that failure to do so would materially and adversely impact Buyer, the Business Assets, Buyer’s use of the Business Assets, the Business or Buyer’s operation of the Business, as of the Closing Date, Seller will have:

(i) prepared and timely filed all Tax Returns relating to any and all Taxes attributable to Seller and such Returns are or will be true and correct in all material respects and have been or will be completed in accordance with applicable Law; and

(ii) paid all Taxes and withheld with respect to the Transferred Employees and timely remitted to the appropriate governmental authority all federal, state and foreign income, payroll and other Taxes required to be withheld or paid, whether or not shown on any Tax Returns.

(b) To the extent that doing so would materially and adversely impact Buyer, the Business Assets, Buyer’s use of the Business Assets, the Business or Buyer’s operation of the Business, as of the Closing Date, Seller has not been delinquent in the payment of any Tax, whether or not shown on any Tax Returns.

(c) No audit or other examination of any Tax Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination, pursuant to which an assessment would materially and adversely impact Buyer, the Business Assets, Buyer’s use of the Business Assets, the Business or Buyer’s operation of the Business.

(d) No Tax deficiency is outstanding, assessed or proposed against the Seller that would materially and adversely impact Buyer, the Business Assets, Buyer’s use of the Business Assets, the Business or Buyer’s operation of the Business.

(e) Seller has not been and will not as of the Closing Date be a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(f) Section 3.17(f) of the Business Disclosure Schedule sets forth a list of all proceedings in which the Seller is disputing in good faith any amounts payable for Taxes arising out of Seller’s ownership or operation of the Business Assets that, if adversely determined, would reasonably be expected to materially and adversely impact Buyer.

3.18 Employee and Labor Matters. Section 3.18 of the Business Disclosure Schedule sets forth the name, title and annual salary or wage rate of each Business Employee (including any Business Employee who is on a leave of absence and setting forth for each Business Employee who is on leave, the general type of leave).

(a) The employment of each Business Employee is terminable by Seller at will and, except as provided in the Management Retention Agreements, no Business Employee is entitled to severance pay, a notice period prior to termination or other benefits following termination of such Person’s employment with Seller, except as required by applicable Law.

(b) Section 3.18(b) of the Business Disclosure Schedule contains a complete and accurate list of each material employee benefit plan (including bonus and compensation plans) and each employment agreement (excluding offer letters for at-will employment), including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is maintained by Seller or any affiliate within the meaning of Section 414(b), (c), (m), or (o) of the Code and the regulations thereunder (“ERISA Affiliate”) for the benefit of any current or former Business Employees and their beneficiaries (the “Business Plans”). With respect to each Business Plan, a copy of the Business Plan or a summary of the Business Plan’s materials terms has been made available to Buyer. With respect to the Transferred Employees, Seller has performed in all material respects all obligations required to be performed by it under each Business Plan and each Business Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws, including ERISA or the Code. At no time has Seller or any ERISA Affiliate contributed to or been obligated to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any plan described in Section 413 of the Code. Neither the Seller nor any ERISA Affiliate has ever sponsored, participated in or contributed to any pension plan related to the Business which is subject to Title IV of ERISA or Section 412 of the Code. No Business Plan promises or provides retiree medical benefits to any former or current Business Employee.

3.19 Environmental Matters.

(a) To the knowledge of Seller, (i) with respect to the Business and the Real Property, Seller has complied and is in compliance with all applicable Environmental Laws, and (ii) there is no pending or threatened civil or criminal litigation, written notice of suit, written or oral notice of violation, formal or informal administrative proceeding, investigation, inquiry, or information request by any Governmental Entity, relating to any Environmental Law involving the Business or the Real Property, in the case of subsections (i) and (ii), for which any liability remains.

(b) Section 3.19(b) of the Business Disclosure Schedule lists all of the Permits, authorizations, licenses, consents and approvals required under the Environmental Laws (“Environmental Permits”) currently held by Seller pursuant to Environmental Laws and relating to the Business and the Real Property, and Seller has all material Environmental Permits required under the Environmental Laws to operate the Business or for the Real Property.

(c) Seller has delivered to Buyer or made available for inspection by Buyer (i) all environmental audits, assessments and soil and groundwater investigations, including but not limited to any Phase I and Phase II environmental assessments performed on or relating to the Real Property in the possession of the Seller that are material to the environmental conditions and activities at or liabilities associated with the Real Property, and (ii) all material correspondence to or from any Governmental Entity or any third party regarding violations of Environmental Law in connection with the Business or the Real Property, delivered or received by Seller within the last 10 years, all such documents identified in clause (i) and (ii) are set forth in Section 3.19(c) of the Business Disclosure Schedule in the possession of Seller.

(d) To the knowledge of Seller, none of the following exists at, in, on, or under the Real Property in a manner that would be reasonably likely to result in a material and adverse effect on the Business: (i) underground storage tanks; (ii) asbestos-containing materials in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls (iv) landfills, surface impoundments, or disposal areas; and (v) materials or equipment containing lead-based paint in any form or condition.

(e) With respect to the operation of the Business or the Real Property, neither Seller nor any of its corporate predecessors or affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any Hazardous Materials on the Real Property or directly or indirectly on any other real property in violation in any material respects of Environmental Laws or in a manner that would be reasonably likely to result in material liability, or owned or operated the Business or Real Property, so as to give rise to any current or future Environmental Liabilities or Superfund Liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damage or attorneys’ fees, pursuant to any Environmental Law.

(f) To Seller’s knowledge, any significant lead dust present at the Real Property is expected to be limited to the general locations described in the Lead Wipe Sampling Reports for the Real Property dated December 16, 2004.

(g) For purposes of this Agreement:

“Environmental Law” means any federal, state or local Law relating to or for the protection of the environment (including the use of nuisance or trespass laws for such purposes), pollution and occupational health and safety, including without limitation any statute, regulation, and judicial and/or administrative decision or order pertaining to (i) the prohibition, regulation, or control, monitoring and cleanup of any Hazardous Material; (ii) the treatment, storage, disposal generation and transportation of Hazardous Materials; (iii) air (including indoor air), water, radiation, and noise pollution; (iv) groundwater and soil contamination; (v) the release or threatened release into the environment of Hazardous Materials, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (vi) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; and (vii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting, or handling of Hazardous Materials, all as amended to date.

“Hazardous Materials” shall mean (i) those substances within the definition of “hazardous substances,” “hazardous materials,” “hazardous waste,” “extremely hazardous substances,” “hazardous chemicals,” “toxic chemicals,” “hazardous air pollutants,” “toxic substances,” “oil and hazardous substances,” “toxic mixtures” or words of similar import contained in Environmental Law, including but not limited to, the Comprehensive Environmental Response, Compensation and

Liability Act of 1980 (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) and the Hazardous Materials Transportation Act (49 U.S.C. § 1501 et seq.), and in the regulations promulgated pursuant to said laws, all as amended from time to time; (ii) those substances listed in the U.S. Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the U.S. Environmental Protection Agency (or any successor agency) (40 CFR Part 302 and amendments thereto) as hazardous substances; and (iii) any material, waste or substance which comprises, in whole or in part, includes, or is a by-product of: (a) petroleum (including crude oil or any fraction thereof which is not specifically listed or designated as a hazardous substances, and natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel), (b) asbestos, (c) polychlorinated biphenyls, (d) flammables or explosives, or (e) radioactive materials.

As used in this Section 3.19, the terms “release” and “environment” shall have the meaning set forth in CERCLA.

3.20 Compliance with Laws. To the knowledge of Seller, Seller has conducted the operations of the Business in compliance with applicable Law including applicable Environmental Law.

3.21 Customers and Suppliers. Section 3.21 of the Business Disclosure Schedule sets forth a list of (i) the ten largest customers based on revenues of the Business, and (ii) the ten largest suppliers, based on expenses of the Business, in each case, during the fiscal year ended October 1, 2004.

3.22 Permits. Seller (a) owns, holds or possesses all permits, licenses, franchises, approvals, certifications, or authorizations required by any Governmental Entity for the conduct or operations of the Business, including, without limitation, those set forth on Section 3.22 of the Business Disclosure Schedule (collectively, the “Permits”), and (b) is not in violation of, or default under, any such Permits, except in each case as would not reasonably be expected to have materially adversely affected the Business. Seller has fulfilled and performed in all material respects its obligations under each of the Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Permit or which permits or, after notice or lapse of time or both, would permit, revocation or termination of any material Permit, or which might adversely affect the rights of Seller under any material Permit; no notice of cancellation, of default or of any dispute concerning any material Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to Seller; and each of the Permits is valid, subsisting and in full force and effect. No Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement, except, in all cases, for any violation, default, revocation, termination or renewal that would not reasonably be expected to have materially and adversely affected the Business.

(b) Without limiting the foregoing, Seller is, with respect to the Business, in compliance, in all material respects, with all applicable statutes, rules, and regulations administered or issued by the U.S. Food and Drug Administration (“FDA”) or other similar regulatory authority, including, but not limited to, FDA’s Quality System Regulation, 21 U.S.C. Section 351(h), 360j(f) and 21 CFR Part 820. Seller has not received, nor has knowledge of any facts that furnish any reasonable basis for the receipt of any FDA Form 483 Notice of Observations or Warning Letter from the FDA, or other similar regulatory communications from the FDA or any other governmental regulatory authority.

3.23 Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.24 Product Liability. Seller has not received written notice of any actual or threatened Legal Proceedings against Seller arising out of or related to (i) any injury to individuals or property, including related indemnity claims, as a result of the ownership, possession, or use of any product manufactured, sold or delivered by Seller in connection with the Business, and (ii) recalls of any product manufactured, sold or delivered by Seller in connection with the Business.

3.25 Labor Matters.

(a) With respect to the Business: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) to the knowledge of Seller, no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iii) to the knowledge of Seller, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists; (iv) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and to the knowledge of Seller, none is underway or threatened; (v) there is no workmans compensation liability, experience, or matter that could have a Material Adverse Effect on the Business; (vi) to the knowledge of Seller, there is no employment-related charge, complaint, grievance, investigation, inquiry, or obligation of any kind pending or threatened in any forum, relating to an alleged violation or breach by Seller (or its officers or directors) of any law, regulation, or contract that individually or in the aggregate could have a Material Adverse Effect on the Business; and (vii) to the knowledge of Seller, no employee or agent of Seller has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (vi) above.

(b) With respect to this transaction, any notice required under any law or collective bargaining agreement has been, or prior to the Closing Date will be, given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Within the past year, Seller has not implemented any plant closing or layoff of employees relating to the Business that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented by Seller without advance notification to Buyer.

3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of Seller or any of its affiliates or any of their respective officers, directors, employees, agents or representatives makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller or any of its affiliates, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Ancillary Agreement and the transactions contemplated hereby or thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Company as of the date hereof, as follows:

4.1 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2 Authorization of Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.3 Noncontravention. Subject to compliance with applicable requirements of the Hart-Scott-Rodino Act and any foreign antitrust filing requirements, neither the execution and delivery by Buyer of this Agreement or the Ancillary Agreements, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or bylaws of Buyer, (b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Buyer is a party or by which it is bound or to which any of its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of clauses (b), (c) or (d), any filing, permit, authorization, consent or approval of, or conflict, breach, default, acceleration, right or violation that would not reasonably be excepted to have a Buyer Material Adverse Effect. A “Buyer Material Adverse Effect” means any material adverse change, event or circumstance with respect to, or any material adverse effect on, the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.4 Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.5 Legal Proceedings. There are no Legal or regulatory Proceedings or investigations by any Governmental Entity of any nature that are pending or, to the knowledge of Buyer, threatened against or relating to Buyer that would be reasonably expected to have a Buyer Material Adverse Effect.

4.6 Investigation by Buyer; Seller’s Liability. Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial conditions, software, technology and prospects of the Business and acknowledges that Buyer has been provided access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer: (a) acknowledges that none of Seller or any of its directors, officers, stockholders, employees, affiliates, controlling persons, agents, advisors or representatives (the “Seller Representatives”) has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its directors, officers, employees, stockholders, affiliates, controlling persons, agents or representatives (the “Buyer Representatives”) and (b) agrees, to the fullest extent permitted by law, that none of Seller or any of the Seller Representatives shall have any responsibility or liability whatsoever to Buyer or the Buyer Representatives on any basis (including in contract or tort) based upon any information provided or made available, or statements made, to Buyer or any of the Buyer Representatives (or any omissions therefrom), except to the extent the Seller makes express representations and warranties set forth in Article III of this Agreement, but subject to the limitations and restrictions contained herein.

4.7 Financing. Buyer has (i) and will have at Closing, sufficient funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement and (ii) and will have at Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Ancillary Agreements.

ARTICLE V

COVENANTS

5.1 Closing Efforts. Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

5.2 Regulatory Matters. Each of the Parties shall use commercially reasonable efforts to obtain all authorizations, licenses, consents, orders and approvals of all Governmental Entities that may be or become necessary for the consummation of the transactions contemplated by this Agreement, including without limitation Environmental Permits, and shall cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each of the Parties shall promptly file (or cause to be filed) a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Act and any comparable antitrust filings required in jurisdictions other than the United States (which shall be made promptly after the date hereof), and shall coordinate in making any further filings or information submissions pursuant thereto that may be necessary, proper or advisable. Buyer and Seller shall share equally (i) the filing fee of the Notification and Report Form and related materials filed under the Hart-Scott-Rodino Act and (ii) all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to any other antitrust filings required to be filed in jurisdictions other than the United States.

5.3 Operation of Business. Except as contemplated by this Agreement or as set forth in the Business Disclosure Schedule, during the period from the date of this Agreement to the Closing, Seller shall conduct the operations of the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth on Schedule 5.3 or as otherwise required or contemplated by this Agreement, prior to the Closing, Seller shall not, without the written consent of Buyer (such written consent not to be unreasonably withheld, delayed or conditioned):

(a) adopt any employment or severance agreement (excluding offer letters for at-will employment) for the benefit of any Business Employee, materially increase the compensation or fringe benefits of, or materially modify the employment terms of any Business Employee, or pay any benefit not required by the terms in effect on the date hereof of any existing Business Plan or other employee benefit plan, program or policy or employment agreement; provided, however, that Seller may (i) increase the compensation of or benefits available to any Business Employee in connection with periodic reviews conducted in the Ordinary Course of Business (to the extent such increase does not result in any material liability to the Buyer), (ii) take any action required by Law, and (iii) increase the compensation or benefits available to any employee under a Seller employee benefit plan (to the extent such increase does not result in any material liability to Buyer);

(b) sell, lease, license or dispose of any assets material to the Business, other than in the Ordinary Course of Business;

(c) acquire any material asset that would constitute a Business Asset, except in the Ordinary Course of Business;

(d) license any Business-Owned Intellectual Property to any third party except for non-exclusive, end-user licenses granted to customers in the Ordinary Course of Business;

(e) incur or assume any material liabilities or obligations that would constitute an Assumed Liability, except in the Ordinary Course of Business;

(f) mortgage or pledge or subject any assets material to the Business to an Encumbrance, other than in the Ordinary Course of Business;

(g) change in any material respect the accounting methods, principles or practices of the Business, except insofar as may be required by a change in GAAP or to comply with Seller’s accounting principles or policies;

(h) terminate (except pursuant to its terms), or materially modify or amend any Material Business Contract, except in the Ordinary Course of Business;

(i) cancel or compromise any material debt or claim or waive or release any material rights of the Business, other than debts, claims or rights that are not Business Assets; or

(j) agree to take any of the foregoing actions.

5.4 Access to Information.

(a) During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Closing, (x) Seller shall afford Buyer and its officers, authorized employees, accountants, counsel and other authorized representatives reasonable access during normal business hours to the properties, books, records and personnel of the Business, as Buyer may reasonably request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation), (y) without the prior written consent of Seller, Buyer shall not contact any Business Employee or any suppliers to or customer of the Business in connection with or pertaining to any subject matter of this Agreement.

(b) After the Closing Date, Seller and Buyer shall provide to each other and to their respective officers, authorized employees, accountants, counsel and other authorized representatives, upon reasonable request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation), reasonable access for inspection and copying of all the Business Records and Permits and any other information existing as of the Closing Date and primarily relating to the Business, the Business Assets or the Transferred Employees (subject to applicable privacy laws), and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, and as otherwise may be necessary or desirable to enable the Party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Entity, including filing any Tax Returns and responding to Tax audits or Tax authority disputes with respect to the Business, the Business Assets and the Transferred Employees; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one Party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The Party requesting such information or assistance shall reimburse the other party for all reasonable and necessary out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.4(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

(c) Buyer shall preserve copies of all Business Records and Permits for at least seven (7) years after the Closing Date.

5.5 Tax Matters.

(a) Seller Tax Returns. Subject to Section 5.5(b) below, Seller will prepare and file all Tax Returns of Seller (including Tax Returns required to be filed after Closing Date) to the extent such Tax Returns include or relate to the operations of the Business or the use or ownership of the Business Assets attributable to Pre-Closing Periods (the “Seller Tax Returns”). The Seller Tax Returns shall be true, complete and correct in all material respects and prepared in accordance with applicable Law. Seller will make all payments for Taxes required with respect to the Seller Tax Returns.

(b) Buyer Tax Returns. Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer’s ownership or use of the Business Assets or its operation of the Business attributable to Post-Closing Periods (the “Buyer Tax Returns”). The Buyer Tax Returns shall be true, complete and correct in all material respects and prepared in accordance with applicable Law. Buyer will make all payments for Taxes required with respect to the Buyer Tax Returns.

(c) Property Taxes. In the case of any real or personal property Taxes (or other similar taxes) attributable to the Business Assets for which the corresponding Tax Returns cover both a Pre-Closing Period and a Post-Closing Period, Buyer shall prepare such Tax Returns and make all payments required with respect to any such Tax Return; provided, however, that Seller will reimburse Buyer concurrently therewith to the extent that any payment made by Buyer relates to a Pre-Closing Period, prorated on a per diem basis, except to the extent, if any, that such Taxes have been reserved for on the Balance Sheet or included in the Closing Working Capital Statement.

(d) Wage Withholding. Seller and Buyer shall utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage withholding for Transferred Employees.

(e) FIRPTA Certificate. On or prior to the Closing Date, Seller will furnish to Buyer a certificate of non-foreign status as described in Treasury Regulations Section 1.1445-2(b)(2).

5.6 Confidentiality. The terms of the Confidentiality Agreement dated September 9, 2004 executed by Buyer and Thomas Weisel Partners LLC, on behalf of Seller (the “Confidentiality Agreement”), are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time, except as set forth below, such Confidentiality Agreement and the obligations of the parties under this Section 5.6 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) exclusively relating to the Business and the Business Assets (the ownership of which will have been transferred to Buyer), and, without limiting the foregoing, the Confidentiality Agreement shall continue to apply to the Excluded Assets, Excluded Liabilities and the Transaction Materials. The “Transaction Materials” means the terms and conditions of this Agreement and the Ancillary Agreements. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in all respects.

5.7 Exclusivity. Seller shall not authorize or knowingly permit its officers, directors, employees, representatives and agents to, directly or indirectly, (a) initiate, solicit, encourage or otherwise facilitate any proposal or offer from any third party concerning any sale or other disposition of the Business Assets (other than as permitted by Section 5.1) (an “Acquisition Proposal”) or (b) participate in any discussions or negotiations (and, as of the date hereof, Seller shall immediately cease any discussions or negotiations that are ongoing) regarding, or furnish any confidential information with respect to, or participate in, or facilitate in any other manner any effort or attempt by any third party in connection with an Acquisition Proposal.

5.8 Employees.

(a) Offer Letters. Within ten (10) business days following the date of this Agreement, Buyer shall extend an offer of employment to each Business Employee, which offer shall be consistent with the provisions set forth in Section 5.8(c)(i) below, and, if applicable, Section 5.8(b) below. Effective as of the Closing Date, Buyer will hire each Business Employee who accepts, by the Closing Date, the offer of employment extended to such individual by Buyer (each a “Transferred Employee”); provided, however, that each offer of employment from Buyer in accordance with this Section 5.8(a) to any Business Employee who is on an approved leave of absence as of the date of such offer, shall remain open until the earlier of (x) five (5) business days following notification by Seller of the Business Employee’s stated ability to return to active work (or on the Closing Date if later) (assuming, in each case, such Business Employee remains an employee of Seller through such date), and (y) such date, if any, as Buyer may cease to conduct operations at a Business facility (to the extent the Business Employee is assigned to such facility), and any such person who accepts such an offer shall be treated as a Transferred Employee as of his or her date of hire by Buyer (which date of hire shall be no later than five (5) business days from the date of the notification from Seller regarding the return to active work status (or on the Closing Date if later) (the “Hire Date”)), and which date of hire shall be treated as the “Closing” and the “Closing Date” as to that Transferred Employee for purposes of Section 5.8(d); provided, further, however, that in the event the Business Employee is assigned to a facility as to which Buyer shall have ceased to conduct operations as of such Business Employee’s Hire Date, subject to Section 7.2(c), Buyer shall not be obligated to hire such Business Employee.

(b) Management Employee Offer Letters. Offers of employment extended by Buyer to the Management Employees shall offer Substantially Equivalent Employment. The term “Substantially Equivalent Employment” means that the Management Employee shall (i) have a position of authority and responsibility that is not materially less than the authority and responsibility held by such Management Employee as of immediately prior to the Closing, (ii) receive total cash compensation that is not less than the total cash compensation such Management Employee receives, or is targeted to receive, from Seller, as of immediately prior to the Closing, (iii) be eligible to receive employee benefits that are substantially similar to the employee benefits Buyer provides to similarly situated employees of Buyer, and (iv) provide that such Management Employee shall not be required to relocate his or her principal work location to a location that is more than fifty (50) miles from such Management Employee’s current principal work location with Seller.

(c) Compensation and Benefits.

(i) As of the Closing Date, Buyer shall provide employee benefits to each Transferred Employee that are substantially similar to the employee benefits Buyer provides to similarly situated employees of Buyer; provided that Buyer shall provide the Transferred Employees with a base salary (or wage rate) that are no less than the base salary (or wage rate) to which such Transferred Employees were entitled immediately prior to the Closing.

(ii) With respect to the Management Employees, and for the respective periods indicated opposite each such individual’s name on Schedule 5.8(c)(ii)(1), Buyer shall (a) provide, or cause to be provided, Substantially Equivalent Employment to each Management Employee who is a Transferred Employee, and (b) not terminate any such Management Employee who is a Transferred Employee other than for Cause (as such term is defined on Schedule 5.8(c)(ii)(2)).

(iii) Bonus and Commission Plans. Notwithstanding anything to the contrary set forth herein, Buyer shall make all payments with respect to Transferred Employees under each of: (a) the Business Key Employee Incentive Plan Awards (each a “Plan Award”) under the Seller Key Employee Incentive Plan (the “Bonus Plan”), copies of which have been provided to Buyer, and (b) the Commission Plan, a copy of which has been provided to Buyer, for the period beginning on (x) October 1, 2004 and ending on the Closing Date (with respect to the Bonus Plan), and (y) the Closing Date (with respect to the Commission Plan), which payments shall be made by Buyer on the earlier of: (A) (i) with respect to a Plan Award, ten (10) business days following any replacement, repudiation or amendment of such Plan Award, and (ii) with respect to the Commission Plan, ten (10) business days following any replacement, repudiation or amendment of such Commission Plan, and (B) the scheduled date of payment contemplated by such Bonus Plan, but only to the extent such amounts are reserved for on the Closing Working Capital Statement.

(d) Service Credit. For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement (other than a defined benefit plan) of Buyer, Buyer shall provide that the Transferred Employees shall receive service credit under Buyer’s benefit plans or arrangements equal to the service credit given by Seller and its subsidiaries prior to the Closing. Buyer shall make commercially reasonable efforts to waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any medical, dental and other health and welfare plans that such employees may be eligible to participate in after the Closing Date. Buyer shall also make commercially reasonable efforts to provide Transferred Employees and their eligible dependents with credit for any co-payments and deductibles paid under Seller’s medical, dental and vision plans for the year in which the Closing occurs under Buyer’s medical, dental and vision plans for the purposes of satisfying any applicable co-payments and deductibles in the year in which the Closing occurs.

(e) COBRA. Buyer shall provide healthcare continuation coverage under COBRA, or similar state statute, to Transferred Employees and their qualified beneficiaries (as defined in Section 4980B(g)(1) of the Code) with respect to qualifying events that occur on or after the Closing Date.

(f) 401(k) Plan. Buyer shall ensure that a defined contribution plan that it maintains shall accept, in accordance with the terms of Buyer’s plan, eligible rollover distributions of cash under Section 402 of the Code from or on behalf of any Transferred Employee.

(g) Workers’ Compensation. Responsibility for workers’ compensation claims relating to Transferred Employees arising out of conditions having a date of injury (or, in the case of a claim relating to occupational illness or disease, the last significant exposure) prior to the Closing Date and that are outstanding as of the Closing, shall remain with the Seller and be deemed to be an Excluded Liability. Buyer shall have responsibility for workers’ compensation claims relating to Transferred Employees and arising out of conditions having a date of injury (or, in the case of a claim relating to occupational illness or disease, the last significant exposure) on or after the Closing Date.

(h) Non-Solicitation of Employees. Until one year after Closing, neither Seller nor its subsidiaries shall directly or indirectly take any actions which are calculated to persuade any Transferred Employee to terminate his or her employment with Buyer or its subsidiaries, as the case may be, other than general solicitations not specifically targeted to the Transferred Employees.

5.9 Use of Seller’s Name. Buyer acknowledges that Seller has the absolute and exclusive proprietary right to all names, marks, trade names, trademarks and service marks incorporating “Varian”, “VEM” and those set forth on Schedule 5.9 in any form (the “Seller Trade Names”), and to all corporate symbols or logos incorporating the same in any form (together with the Seller Trade Names, the “Seller Marks”). Buyer shall not use, and Buyer shall cause its affiliates not to use, any Seller Marks or any confusingly similar marks in connection with the sale or distribution of any products or services, and if a Business Asset bears a Seller Mark, Buyer shall, prior to the use, sale or distribution of such Business Asset, delete such Seller Mark and clearly and prominently indicate that the Business Asset is no longer affiliated with Seller or any of its affiliates.

(a) Notwithstanding the foregoing, for a period of three (3) months following the Closing, Seller hereby grants to Buyer a temporary, paid up, non-exclusive, nontransferable license to use Seller Marks already affixed to existing products of the Business manufactured before the Closing or manufactured by Buyer after the Closing and meeting the same quality standards met by Seller prior to the Closing; provided that Buyer identifies itself in a predominant fashion as the manufacturer of such product by using commercially reasonable efforts to obliterate the Seller Mark or otherwise clearly and prominently indicate that the product is not affiliated with Seller or any of its affiliates. Buyer hereby assigns, and agrees to assign, to Seller, any goodwill that accrues to Buyer through such use of the Seller Marks.

(b) Notwithstanding the foregoing, within three (3) months after the Closing Date, Buyer shall remove all Seller Marks from all buildings, signs and vehicles of the Business, and all electronic databases, web sites, schematics, plans, manuals, drawings and other materials, printed or otherwise (except as expressly provided in sub-section (c) below), machinery, tooling, Inventory and the like.

(c) Notwithstanding the foregoing (but subject to sub-section (d) below), Buyer may use existing supplies of literature, product instructions, packaging, invoices, letterhead, advertising and promotional materials, office forms and business cards included with the Business Assets which refer to or otherwise include Seller Marks, until such supplies are expended; provided that such materials include a statement that the Business is no longer affiliated with Seller or any of its affiliates.

(d) In no event shall Buyer or any of its affiliates use the Seller Marks for any purpose after the six (6) month anniversary of the Closing Date.

(e) Buyer acknowledges and agrees that Seller is and shall remain the owner of the Seller Marks and all goodwill attached thereto. This Agreement does not give Buyer the right to use the Seller Marks except as expressly provided in this Agreement. Buyer agrees not to attempt to register the Seller Marks nor to register anywhere in the world a mark same as or similar to the Seller Marks. In no event shall Buyer or any affiliate of Buyer advertise or hold itself out as Seller or an affiliate of Seller.

5.10 Non-Exclusive License of Proprietary Software. Effective at the Closing, and without any further action by the Parties hereto, Seller retains, and Buyer hereby grants to Seller (including its successors and assigns) a nonexclusive, worldwide, perpetual, irrevocable, fully paid up, royalty-free license, under all of Buyer’s rights in the Proprietary Software, to use, reproduce, distribute, prepare derivative works of, and digitally transmit the Proprietary Software for Seller’s internal business purposes. The foregoing license includes the right to grant sublicenses to Seller’s controlled affiliates, the right to sub-license to third parties for use solely in support of the manufacturing operations of Seller and the right to assign with respect to the sale of any of Seller’s line of businesses. Buyer covenants not to sue Seller for infringement of intellectual property rights based on the Proprietary Software or Seller’s improvements thereto. Neither Party has any obligation under this Section 5.10 to exchange improvements to the Proprietary Software. Seller shall retain a copy of the Proprietary Software, or Buyer shall deliver after the Closing, at Seller’s request, the Proprietary Software to Seller. For purposes of this Section 5.10, “Proprietary Software” means the Intellectual Property described on Schedule 5.10 hereto.

5.11 Non-Exclusive Cross-License.

(a) Seller grants to Buyer, effective upon Closing, a nonexclusive, worldwide, perpetual, irrevocable, fully paid up, royalty-free license, under all of Seller’s rights in the Seller-Retained

Intellectual Property (other than the Seller Marks), to use, make, have made, sell, offer to sell and import any products or processes whatsoever and reproduce, distribute, prepare derivative works of, digitally transmit, display and publicly perform tangible manifestations of the Seller-Retained Intellectual Property (other than the Seller Marks), and to confidentially disclose tangible manifestations of the Seller-Retained Intellectual Property, including the right to sub-license for use solely in support of the manufacturing operations of Buyer and assign with respect to a sale of any of Buyer’s manufacturing operations.

(b) Buyer grants to Seller, effective upon Closing, a nonexclusive, worldwide, perpetual, irrevocable, fully paid up, royalty-free license, under all of Buyer’s rights in the Business-Owned Intellectual Property, to make, have made, sell, offer to sell, import and use any products or processes whatsoever and reproduce, distribute, prepare derivative works of, digitally transmit, display and publicly perform tangible manifestations of the Business-Owned Intellectual Property, and to confidentially disclose such tangible modifications, including the right to sub-license for use solely in support of the manufacturing operations of Seller and assign with respect to a sale of any of Seller’s manufacturing operations.

5.12 Real Estate Closing Costs. Buyer and Seller shall each pay fifty percent (50%) of all closing costs associated with the sale, transfer and conveyance of the Owned Real Property to Buyer hereunder, including all transfer taxes, escrow fees, costs of title insurance and endorsements, surveys undertaken by Buyer, and any other incidental fees or charges.

5.13 Environmental Covenants.

(a) Buyer and Seller acknowledge that as part of its ongoing Hazardous Materials management practices, Seller conducted lead wipe sampling at the Real Property in November 2004 to determine the levels of lead dust then existing. As a result of such testing, Seller thereafter cleaned the sampled areas that showed concentrations of lead dust at the Real Property in accordance with accepted industry practice and re-sampled those areas that showed higher concentrations at the Owned Real Property and Leased Real Property at Poway. As a result of such re-sampling, Seller and Buyer have agreed that prior to the Closing Date, (i) Seller shall re-clean the areas where samples were taken at the Owned Real Property at T-16 and T-2 as shown on the Tempe Facility Lead Wipe Sampling Report prepared by MWH Americas, Inc. dated December 16, 2004 in accordance with accepted industry practice and then (ii) Seller shall resample such areas and provide the results to Buyer.

(b) Buyer acknowledges that Seller has retained certain liabilities under this Agreement for Soil and Groundwater Remedial Actions (including, without limitation, the Superfund Liabilities). As such, Buyer agrees that it shall not undertake any Voluntary Remedial Action that is a Soil and Groundwater Remedial Action without Seller’s prior written consent, which may be granted or withheld in Seller’s sole discretion.

(c) Seller agrees to pay any fines or penalties assessed by any Governmental Entity resulting from Seller’s failure to have the Industrial Wastewater Discharge Permit for the Leased Real Property at Rocklin that is identified in Section 3.19(b) of the Business Disclosure Schedule.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF TRANSACTION

6.1 Conditions to Buyer’s and Seller’s Obligations. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and applicable foreign antitrust laws shall have expired or otherwise been terminated and all approvals required under applicable foreign antitrust laws shall have been obtained.

(b) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

6.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) of the following additional conditions:

(a) The representations and warranties of Seller set forth in Article III (disregarding each exception or qualification therein relating to materiality, including Material Adverse Effect) shall have been true and correct on the date hereof and shall be true and correct at and as of the Closing as if made as of the Closing, except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Business, (B) for changes contemplated or permitted by this Agreement, and (C) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to the qualifications set forth in the preceding clauses (A)-(B)) as of such particular date.

(b) Seller shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(c) Seller shall have delivered to Buyer a certificate executed by an authorized officer of Seller (the “Seller Certificate”) to the effect that each of the conditions specified in clauses (a) and (b) of this Section 6.2 is satisfied in all respects.

(d) Seller shall have delivered to Buyer the Seller Closing Deliverables.

6.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) of the following additional conditions:

(a) The representations and warranties of Buyer set forth in Article IV (disregarding each exception or qualification therein relating to materiality, including Buyer Material Adverse Effect) shall have been true and correct on the date hereof and shall be true and correct at and as of the Closing as if made as of the Closing, except (A) in each case, or in the aggregate, as does not constitute a Buyer Material Adverse Effect, (B) for changes contemplated or permitted by this Agreement, and (C) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to the qualifications set forth in the preceding clauses (A)-(B)) as of such particular date.

(b) Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(c) Buyer shall have delivered to Seller a certificate executed by a duly authorized officer of Buyer (the “Buyer Certificate”) to the effect that each of the conditions specified in clauses (a) and (b) of this Section 6.3 is satisfied in all respects.

(d) Buyer shall have delivered to Seller the Buyer Closing Deliverables.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing solely for purposes of this Article VII and such representations and warranties shall terminate at the close of business on November 15, 2006 (the “End Date”); provided, however, the representations and warranties set forth in (x) in Section 3.2 (Authorization of Transaction) and the first sentence of Section 3.9 (Title to Assets) shall survive for the applicable statute of limitations, (y) Section 3.19 (Environmental Matters) shall survive for six (6) years, and (z) Section 3.17 (Taxes) shall survive for six (6) years. Except for the representations and warranties set forth in Sections 3.2, 3.9, 3.17 and 3.19, which shall survive for the time periods indicated in the proviso above, the obligations to indemnify and hold harmless an Indemnified Party pursuant to Section 7.2(a) and for the breach of any covenant required to be performed by a Party prior to the Closing, shall terminate on the End Date; provided that such obligations to indemnify and hold harmless shall not terminate as to any Loss with respect to which the Indemnified Party shall have delivered to the Indemnifying Party a Notice of Claim in accordance with Section 7.4, or, in the event of a Third-Party Claim, given notice to the Indemnifying Party of such Third-Party Claim in accordance with Section 7.5, in each case on or prior to the End Date.

7.2 Indemnification.

(a) Seller and Buyer shall indemnify, defend and hold harmless the other Party and its affiliates, and their respective officers, directors, stockholders, employees, representatives and agents (each an “Indemnified Party”), from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) incurred or paid (collectively, “Losses”) by any Indemnified Party to the extent that the Losses arise by reason of, or result from (i) any breach of any representation or warranty of the other Party contained in this Agreement (provided that this clause (i) shall not apply to any breach of the representations and warranties of Seller set forth in Section 3.24 (Product Liabilities)), (ii) the breach by the other Party of any covenant or agreement of such Party contained in this Agreement (except in each case as a result of any changes contemplated or permitted by this Agreement) or (iii) the Product Warranties and Liabilities, subject to the limitations, and satisfaction, of the conditions set forth in Section 7.6 below. Notwithstanding anything contained in this Agreement to the contrary, the term “Losses” shall specifically exclude (x) all Current Liabilities included in the calculation of Working Capital Amount reflected on the Closing Working Capital Statement and (y) all E&O Losses.

(b) Seller further agrees to indemnify and hold harmless Buyer and any Indemnified Party of Buyer from and against any Losses arising out of or resulting from the Excluded Liabilities. Seller’s obligations under this Section 7.2(b) with respect to Excluded Liabilities shall not be subject to any of the limitations set forth in Section 7.1 or Section 7.3.

(c) Buyer further agrees to indemnify and hold harmless Seller and any Indemnified Party of Seller with respect to any failure of Buyer to pay, perform or otherwise discharge (i) any of the Assumed Liabilities, (ii) all obligations and liabilities, known or unknown, absolute or contingent, (A) with respect to the Business, Business Assets, and Transferred Employees, the basis of which arises or accrues on or after the Closing Date, and (B) with respect to all Taxes under the Buyer Tax Returns. Notwithstanding anything to the contrary set forth in this Agreement, Buyer agrees to indemnify and hold harmless Seller and any Indemnified Party of Seller with respect to all Losses to the extent caused by Buyer’s failure to hire, as a result of or in connection with the ceasing of operations at any Business facility, any Business Employee who is on an approved leave of absence as of the date of Buyer’s offer of employment in accordance with Section 5.8(a) hereof. Buyer’s obligations under this Section 7.2(c) shall not be subject to any of the limitations set forth in Section 7.1 or Section 7.3.

7.3 Limitations.

(a) The Indemnifying Party’s liability for all claims for indemnifiable Losses (each a “Claim”) made under Section 7.2(a)(i) of this Article VII shall be subject to the following limitations: (x) the Indemnifying Party shall have no liability for any individual Claim until the amount of the Loss finally determined to have been incurred or paid equals or exceeds $25,000 (each, a “Qualified Loss”) (it being understood that any one or more Claims arising from the same set of facts and circumstances may be aggregated for purposes of determining a Qualified Loss), and (y) the Indemnifying Party shall have no liability for any Claims until the aggregate amount of the Qualified Losses finally determined to have been incurred or paid shall exceed $2,000,000 (the “Deductible Amount”), in which case the Indemnifying Party shall be liable only for the portion of the Qualified Losses exceeding the Deductible Amount, and (z) the Indemnifying Party’s aggregate liability for all such Losses shall not exceed $48,750,000 (the “Indemnity Cap”); provided, however, that the limitations set forth in this Section 7.3(a) shall not apply to Losses attributable to any breach of any representation or warranty contained in Section 3.2 (Authorization of Transaction) and the first sentence of Section 3.9 (Title to Assets).

(b) Notwithstanding anything contained in this Agreement to the contrary, the amount of the Indemnifying Party’s liability under this Agreement shall be net of any insurance proceeds or other third party indemnity or contribution amounts actually recovered by an Indemnified Party. Each Indemnified Party shall use commercially reasonable efforts to collect any such insurance proceeds or other third party indemnity or contribution amounts recoverable by such Indemnified Party, and in the event any such amounts are collected after a Claim has been paid by an Indemnifying Party, the Indemnified Party shall promptly reimburse such amounts to such Indemnifying Party. Each Party shall use commercially reasonable efforts to mitigate its damages.

(c) Notwithstanding anything contained in this Agreement to the contrary, no Party shall be liable to the other Party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement, provided, however, that the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Losses directly incurred from Third Party Claims.

7.4 Procedures for Indemnification.

(a) In the event an Indemnified Party shall have a Claim for Losses under this Article VII, Buyer or Seller (on behalf of itself or its affiliates), as the case may be, shall promptly send written notice of such Claim (the “Notice of Claim”) to the Indemnifying Party. Such notice must (i) state the amount of Losses incurred or paid by the Indemnified Party to the extent reasonably known at the time of the Notice of Claim, (ii) specify in reasonable detail to the extent reasonably known at the time of the Notice of Claim the individual items of Losses included in the amount stated, the date each such item was incurred or paid, and the nature of the misrepresentation, breach of warranty or covenant to which such Loss is related (including specific references to the applicable representation or covenant), and (iii) be executed by a duly authorized officer of Buyer or Seller, as the case may be.

(b) The Indemnifying Party may make a written objection (“Objection”) to any Claim for indemnification delivered pursuant to Section 7.4(a). The Objection shall be delivered to the Indemnified Party within 30 days after delivery of the Notice of Claim.

(c) In the event of a dispute that the Parties are able to resolve, the Parties shall prepare and sign a memorandum setting forth such agreement, and the Indemnifying Party shall pay to the Indemnified Party by wire transfer of immediately available funds to an account designated by such Indemnified Party the agreed-upon amount of the Loss (if any) within five days of the date of such written memorandum.

(d) If, within thirty (30) days of delivery of the notice of Objection (as such period may be extended by mutual agreement between the Parties), the Parties are unable to resolve a dispute over the Claim for indemnification to which the Objection has been made, the dispute shall be resolved exclusively by binding arbitration, pursuant to Section 7.10.

7.5 Third Party Claims.

(a) The Indemnified Party seeking indemnification under this Agreement shall promptly (and in any event within ten (10) business days of becoming aware of a Third-Party Claim) notify the Party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding by any third party, in respect of which indemnity may be sought by the Indemnified Party under this Article VII (a “Third-Party Claim”) and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give timely notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered prejudice by such failure, and except as provided in Section 7.1).

(b) The Indemnifying Party shall have the right, but not the obligation, exercisable in its sole discretion by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third-Party Claim, to assume the defense and control the settlement of such Third-Party Claim, subject to Section 7.5(b). The non-controlling Party shall have the right to participate in (but not control), at its own expense, the defense and settlement of any Third-Party Claim. If the Indemnifying Party does not elect to undertake and conduct the defense of a Third-Party Claim, the Indemnified Party shall undertake the defense of such Third-Party Claim.

(c) In the event the Indemnifying Party has assumed the defense of any Third-Party Claim, the Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement or judgment relates solely to monetary damages and provides for a complete release of the Indemnified Party, in which case, no such consent shall be required. The Indemnified Party shall have the right to settle, or consent to the entry of any judgment arising from, any Third-Party Claim for which the Indemnifying Party has not assumed the defense.

(d) Whether or not the Indemnifying Party elects to defend or prosecute any Third-Party Claim, both Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.4.

7.6 Product Warranties and Liabilities. In the event aggregate Losses attributable to the Product Warranties and Liabilities assumed by Buyer hereunder exceed the aggregate reserves therefor set forth on the Closing Working Capital Statement, Buyer shall from time-to-time deliver to Seller a certificate signed by a duly authorized officer of Buyer: (i) setting forth the amount by which the aggregate Losses attributable to the Product Warranties and Liabilities as of the date of the Product Certificate (less any amounts previously paid by Seller to Buyer as a result of its obligations under Section 7.2(a)(iii) and this Section 7.6) exceed the sum of (x) the aggregate reserves for Product Warranties and Liabilities set forth on the Closing Working Capital Statement (to the extent not previously taken into account in calculating a Product Loss hereunder pursuant to a prior Product Certificate) plus (y) the aggregate insurance proceeds actually recovered for any such Losses by the Indemnified Party (to the extent not previously taken into account in calculating a Product Loss hereunder pursuant to a prior Product Certificate) (the “Product Losses”), and (ii) certifying that Buyer has properly incurred or paid such Product Losses (the “Product Certificate”). Upon Seller’s receipt of a Product Certificate, subject to the provisions of this Article VII, Seller shall be obligated to indemnify Buyer and the Indemnified Parties of Buyer for an amount equal to fifty-percent (50%) of any such Product Losses set forth on such Product Certificate (such amount the “Losses” for purposes of this Article VII; provided, however, that such Losses shall not be included in calculating, or subject to, the Deductible Amount); provided, further, however, in the event it is finally determined that Product Losses exceed $5,000,000 in the aggregate, Seller shall, subject to the provisions of this Article VII, be obligated to indemnify Buyer and the Indemnified Parties of Buyer for an amount equal to one-hundred percent (100%) of all Product Losses in excess of $5,000,000. Seller’s obligations under this Section 7.6 shall not be subject to any of the limitations set forth in Section 7.1 or Section 7.3(a).

7.7 Additional Provisions Regarding Claims With Respect to Soil and Groundwater Remedial Actions.

(a) Seller Control of Claims. Buyer and Seller hereby agree to the following with respect to any claims with respect to Soil and Groundwater Remedial Actions that are subject to indemnity by Seller pursuant to Section 7.2(a)(i) hereof:

(i) Buyer shall provide notice to Seller of such claim in the manner required in this Article VII prior to undertaking any Soil or Groundwater Remedial Actions (“Buyer’s Remedial Action Notice”).

(ii) Seller shall, no later than ten (10) days following receipt of Buyer’s Remedial Action Notice, deliver notice to Buyer indicating whether Seller shall assume responsibility for the Remedial Actions identified in the Buyer’s Remedial Action notice. In the event Seller does not provide timely notice to Buyer, Buyer shall have the right to perform the Remedial Actions identified in the Buyer’s Remedial Action Notice.

(b) Seller Obligations with Respect to Soil and Groundwater Remedial Actions. In the event Seller undertakes the Soil and Groundwater Remedial Actions, Seller shall covenant the following to Buyer:

(i) Seller shall perform the Soil and Groundwater Remedial Actions in compliance with all Environmental Laws and within the time frames required by Environmental Laws and the relevant Governmental Entity.

(ii) Seller shall protect, indemnify, defend and hold harmless the Buyer, Buyers affiliates and any other owner or occupant of the relevant Real Property from and against any claims to the extent arising at any time out of, relating to, or resulting from (i) the negligence or willful misconduct of Seller or its agents, employees, consultants or contractors in connection with the Soil and Groundwater Remedial Actions, and (ii) any other injury or damage caused by Seller or its agents, employees, consultants or contractors in connection with the Soil and Groundwater Remedial Actions.

(iii) Seller shall provide to Buyer in a timely fashion, (i) a copy of any documents to be submitted to any Governmental Entity regarding any Soil and Groundwater Remedial Actions performed or to be performed by or on behalf of Seller; (ii) a copy of documents submitted to or received from any Governmental Entity regarding any Soil and Groundwater Remedial Actions performed or to be performed by or on behalf of Seller, and (iii) analytical results of any environmental sampling conducted on relevant Real Property by or on behalf of Seller under this Agreement.

(c) Buyer’s Obligations Regarding Access. In the event Seller undertakes Soil and Groundwater Remedial Actions as required herein, Buyer shall provide Seller reasonable access to the Real Property, to the extent Buyer has the right to do so, for Seller to perform such activities, and Seller and Buyer shall execute a mutually acceptable and commercially reasonable access agreement to address notice for access, access timing, non-interference with operations on the Real Property, restoration (at Seller’s cost) of the Real Property to its pre-access appearance and insurance.

(d) Limitation on Environmental Claims. Notwithstanding anything to the contrary in this Agreement, the limitations set forth in clauses (x) and (y) of Section 7.3(a) hereof shall not apply to the Soil and Groundwater Remedial Actions. Notwithstanding anything to the contrary in this Agreement, including in this Article VII, in no event shall Seller be required to indemnify Buyer for: (i) claims for diminution in property value of the Owned Real Property due to the presence of Hazardous Materials, (ii) claims to the extent resulting from Exacerbation, and (iii) claims that would not have arisen with respect to the Owned Real Property but for the change in use of the Owned Real Property from an industrial use to any other use.

7.8 Exclusive Remedy. The indemnification provided in this Article VII shall be the sole and exclusive remedy after the Closing Date for damages available to the Parties to this Agreement for breach of any of the terms, conditions, representations, warranties or covenants contained herein or any right, claim or action arising from the transactions contemplated by this Agreement (provided that (i) post-closing Purchase Price adjustments arising from the Closing Working Capital Statement shall be governed exclusively by Section 2.9 of this Agreement, and (ii) matters relating to E&O Losses shall be governed exclusively by Section 2.16).

7.9 Asset Acquisition Statement. Amounts payable in respect of the Parties’ indemnification obligations shall be treated as an adjustment to the Purchase Price. If Seller and Buyer agreed on a Purchase Price allocation and an Asset Acquisition Statement pursuant to Section 2.10, then Buyer and Seller shall cooperate in the preparation of a supplemental Asset Acquisition Statement in accordance with Section 2.10 and Treasury Reg. § 1.1060-1(e) as a result of any adjustment to the Purchase Price pursuant to the preceding sentence.

7.10 Binding Arbitration. Any Disputed Claim shall be resolved exclusively and solely by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) and in accordance with the following: (a) there shall be three (3) arbitrators, one of whom shall be a member of the American College of Trial Lawyers (who shall chair the arbitration panel) and one of whom shall be a certified public accountant; (b) the arbitration shall take place in Palo Alto, California, and in no other place; (c) the arbitration shall be conducted in accordance with the procedural laws of the U.S. Federal Arbitration Act, to the extent not inconsistent with the Rules or this Section 7.10; (d) subject to legal privileges, each party shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure; (e) at the arbitration hearing, each party shall be permitted to make written and oral presentations to the arbitration panel, to present testimony and written evidence and to examine witnesses; (f) the arbitration panel shall have the power to grant temporary or permanent injunctive relief and to order specific performance; (g) the arbitration panel shall have the power to order either party to pay, or to allocate between the parties, the fees and expenses of the arbitrators and of the American Arbitration Association and to order either party to pay all or a portion of the other party’s attorneys’ fees and expenses incurred in connection with a Disputed Claim and the arbitration; and (h) the arbitration panel shall issue a written decision explaining the bases for the final ruling, and such decision shall be final and binding on the Parties hereto, and not subject to appeal, and enforceable in any court of competent jurisdiction.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. Buyer or Seller may terminate this Agreement prior to the Closing, as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by giving written notice to Seller in the event Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.2 not to be satisfied and (ii) is not cured upon the earlier of (x) 30 days following delivery by Buyer to Seller of written notice of such breach, or (y) the Termination Date;

(c) Seller may terminate this Agreement by giving written notice to Buyer in the event Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.3 not to be satisfied and (ii) is not cured upon the earlier of (x) 30 days following delivery by the Company to Buyer of written notice of such breach or (y) the Termination Date;

(d) Buyer or Seller may terminate this Agreement if the Closing shall not have occurred by April 30, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose breach of this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before such date; and

(e) Buyer or Seller may terminate this Agreement if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable.

8.2 Effect of Termination. Any termination of this Agreement pursuant to Section 8.1 above shall be effective immediately upon delivery of a valid written notice of the terminating Party to the other Party hereto. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement). Any breach by Buyer of Section 4.7 shall be deemed for all purposes of this Agreement as a “willful” breach of this Agreement, entitling Seller to recover damages and expenses. Notwithstanding the foregoing, the provisions of Article IX and of the Confidentiality Agreement shall survive the termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it reasonably believes is necessary under applicable Law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making such disclosure).

9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except as provided in Section 7.2.

9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement which shall remain in effect as contemplated by Section 5.6.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (x) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (y) one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service or (z) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below:

If to Seller:	Copies to:

Varian, Inc. 3120 Hansen Way Palo Alto, CA 94304 Attention: Chief Financial Officer Telecopy: 650-813-1704	Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 Attention: Steven E. Bochner Telecopy: 650-493-6811

Varian, Inc. 3120 Hansen Way Palo Alto, CA 94304 Attention: General Counsel Telecopy: 650-424-3827	Wilson Sonsini Goodrich & Rosati Professional Corporation One Market, Spear Tower, Suite 3300 San Francisco, CA 94105 Attention: Robert T. Ishii Telecopy: 415-947-2099

If to Buyer:	Copy to:
Jabil Circuit, Inc. 10560 Dr. Martin Luther King, Jr. St. North St. Petersburg, FL 33716 Attention: General Counsel Telecopy: (727) 803-3352	Holland & Knight LLP 100 North Tampa Street Suite 4100 Tampa, Florida 33602 Attention: Chester E. Bacheller, Esq. Telecopy: (813) 229-0134

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.9 Binding Arbitration. Each Party irrevocably agrees and acknowledges that any claim, dispute, controversy or other matter based upon, arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, including (i) as to the existence, validity, enforceability or interpretation of any such claim, (ii) the performance, breach, waiver or termination of any provision in dispute, (iii) any such claim in tort, or (iv) any such claim raising questions of law, in each case, whether arising before or after termination of this Agreement (each a “Disputed Claim”), shall be resolved, as between the Parties, exclusively and solely by binding arbitration in accordance with Section 7.10.

9.10 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any delay of exercise of any right under this Agreement shall not constitute a waiver of such right.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The Parties shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.

(d) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(e) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.14 Expenses. Except as expressly provided in this Agreement, the Parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

9.15 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms thereof and that, prior to the termination of this Agreement pursuant to its terms, the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

VARIAN, INC.

By:	/s/ G. Edward McClammy
Name:	G. Edward McClammy
Title:	Senior Vice President, Chief Financial Officer and Treasurer

JABIL CIRCUIT, INC.

By:	/s/ Donald J. Myers
Name:	Donald J. Myers
Title:	Vice President, Corporate Development